Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO MASTER NOTE PURCHASE AGREEMENT

This First Amendment (this “Amendment”), dated as of March 13, 2024, to the Master Note Purchase Agreement, dated as of April 21, 2022, is among BlackRock Capital Investment Corporation, a Delaware corporation (“BCIC”), and each of the institutions which is a signatory to this Amendment (collectively, the “Noteholders”).

Recitals:

A.         BCIC and each Noteholder have heretofore entered into the Master Note Purchase Agreement, dated April 21, 2022 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), pursuant to which BCIC has issued (a) $35,000,000 aggregate principal amount of its 5.82% Series 2022A Senior Notes, Tranche A, due December 9, 2025 (the “Tranche A Notes”), and (b) $57,000,000 aggregate principal amount of its Floating Rate Series 2022A Senior Notes, Tranche B due December 9, 2025 (collectively with the Tranche A Notes, the “Notes”).  The Noteholders hold 100% of the outstanding principal amount of the Notes.

B.         BCIC intends to merge with and into BCIC Merger Sub, LLC, a Delaware limited liability company (the “Successor Company”) and an indirect wholly-owned subsidiary of BlackRock TCP Capital Corp., a Delaware corporation (“TCPC”), pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger, dated as of January 10, 2024, by and among BCIC, TCPC, the Successor Company and, solely with respect to certain sections, BlackRock Capital Investment Advisors, LLC and Tennenbaum Capital Partners, LLC and as a result of which the separate existence of BCIC will cease with the Successor Company continuing as the surviving entity (the “Merger”). Upon consummation of the Merger, the Successor Company will assume all of the rights, duties, liabilities and obligations of BCIC under the Note Purchase Agreement and the Notes.

C.         Pursuant to Section 17.1(a) of the Note Purchase Agreement, BCIC and the Noteholders now desire to amend the Note Purchase Agreement and the Notes in certain respects as more specifically set forth herein in connection with the Merger.

D.         Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement (as amended by this Amendment) unless herein defined or the context shall otherwise require.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Noteholders as follows:

Section 1.          Amendments

Section 1.1.           Effective as of the Amendment Effective Date (as defined herein):

(a)        The Note Purchase Agreement is hereby amended to delete the stricken text (indicated textually in Exhibit A as: ~~stricken text~~) and to add the double-underlined text (indicated textually in Exhibit A as: double-underlined text) as set forth in the copy of the Note Purchase Agreement attached hereto as Exhibit A.

(b)         Schedule A to the Note Purchase Agreement is hereby amended and restated in its entirety as set forth in Schedule A attached hereto.

(c)         The Note Purchase Agreement is hereby amended to attach a new “Exhibit T” thereto in the form of Exhibit B attached hereto.

(d)         The Note Purchase Agreement is hereby amended to attach a new “Exhibit U” thereto in the form of Exhibit C attached hereto.

Section 1.2.         Effective on the Amendment Effective Date, each Tranche A Note will be amended pursuant the “First Addendum to Tranche A Notes” attached hereto as Exhibit D, which will increase the stated interest rate of the Tranche A Notes from and after the Permitted Company Merger Effective Date from 5.82% to 6.85% (the “Tranche A Notes Addendum”).

Section 2.          Effectiveness of Amendment

This Amendment shall become effective on the date (the “Amendment Effective Date”) upon which BCIC and each Noteholder shall have signed a counterpart of this Agreement.

Section 3.          Miscellaneous

Section 3.1.         This Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as expressly amended by this Amendment (including the Tranche A Notes Addendum), all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect. On and after the date hereof each reference in the Note Purchase Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Note Purchase Agreement, and each reference in each of the Notes to “the Note Purchase Agreement,” “thereunder,” “thereof” or words of like import referring to the Note Purchase Agreement, shall mean and be a reference to the Note Purchase Agreement as amended by this Amendment (including the Tranche A Notes Addendum).

Section 3.2.       The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 3.3.         This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 3.4.         The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement. A facsimile, telecopy, pdf or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy, pdf or other reproduction hereof.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective duly authorized officer on the date first above written.

BlackRock Capital Investment Corporation

By:	/s/ Chip Holladay
Name: Chip Holladay
Title: Interim Chief Financial Officer and Treasurer

[Signature Page to First Amendment to Master Note Purchase Agreement]

Accepted as of the date first written above.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Robinson Ewald
Name: Robinson Ewald
Title: Intermediate Analyst

[Signature Page to First Amendment to Master Note Purchase Agreement]

Accepted as of the date first written above.

GREAT AMERICAN INSURANCE COMPANY

By:	/s/ Stephen C. Beraha
Name: Stephen C. Beraha
Title: Assistant Vice President

GREAT AMERICAN INSURANCE COMPANY OF NEW YORK

By:	/s/ Stephen C. Beraha
Name: Stephen C. Beraha
Title: Assistant Vice President

GREAT AMERICAN CONTEMPORARY INSURANCE COMPANY

By:	/s/ Stephen C. Beraha
Name: Stephen C. Beraha
Title: Assistant Vice President

MID-CONTINENT CASUALTY COMPANY

By:	/s/ Stephen C. Beraha
Name: Stephen C. Beraha
Title: Assistant Secretary

NATIONAL INTERSTATE INSURANCE COMPANY

By:	/s/ Stephen C. Beraha
Name: Stephen C. Beraha
Title: Assistant Secretary

[Signature Page to First Amendment to Master Note Purchase Agreement]

Accepted as of the date first written above.

VANLINER INSURANCE COMPANY

By:	/s/ Stephen C. Beraha
Name: Stephen C. Beraha
Title: Assistant Secretary

[Signature Page to First Amendment to Master Note Purchase Agreement]

Accepted as of the date first written above.

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	Corebridge Institutional Investments (U.S.), LLC, as Investment Adviser

By:	/s/ Jason Young
Name: Jason Young
Title: Managing Director

[Signature Page to First Amendment to Master Note Purchase Agreement]

Accepted as of the date first written above.

AMERICAN REPUBLIC INSURANCE COMPANY
By: Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

FARMERS AUTOMOBILE INSURANCE ASSOCIATION
By: Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

FRANCISCAN SISTERS OF THE POOR, INC.
By: Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

KENTUCKY EMPLOYERS' MUTUAL INSURANCE AUTHORITY
By:	Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

MAINE EMPLOYERS' MUTUAL INSURANCE COMPANY
By: Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

[Signature Page to First Amendment to Master Note Purchase Agreement]

Accepted as of the date first written above.

MISSOURI EMPLOYERS MUTUAL INSURANCE COMPANY
By: Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

MUTUAL INSURANCE COMPANY OF ARIZONA
By: Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

MT. HAWLEY INSURANCE COMPANY
By:	Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

NATIONAL BENEFIT LIFE INSURANCE COMPANY
By: Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

NODAK INSURANCE COMPANY
By:	Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

[Signature Page to First Amendment to Master Note Purchase Agreement]

Accepted as of the date first written above.

PEKIN INSURANCE COMPANY
By:	Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

PENN NATIONAL SECURITY INSURANCE COMPANY
By:	Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

PENNSYLVANIA NATIONAL MUTUAL CASUALTY INSURANCE COMPANY
By:	Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

PINNACOL ASSURANCE
By:	Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

PRIMERICA LIFE INSURANCE COMPANY
By:	Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

[Signature Page to First Amendment to Master Note Purchase Agreement]

Accepted as of the date first written above.

PACIFIC GUARDIAN LIFE INSURANCE COMPANY, LTD. By: Conning, Inc., as Investment Manager

By:	/s/ John Petchler
Name: John Petchler
Title: Director

[Signature Page to First Amendment to Master Note Purchase Agreement]

EXHIBIT A

Master Note Purchase Agreement (as amended)

(as amended by the First Amendment, dated as of March 13, 2024)

Blackrock Capital Investment Corporation

$35,000,000 5.82% Series 2022A Senior Notes, Tranche A, due December 9, 2025
$57,000,000 Floating Rate Series 2022A Senior Notes, Tranche B, due December 9, 2025

Master Note Purchase Agreement

Dated April 21, 2022

Table of Contents
Section	Heading	Page

Section 1.	Authorization of Notes	1

Section 1.1.	Authorization of Notes	1
Section 1.2.	Changes in Interest Rate	1
Section 1.3.	Interest Rate	3
Section 1.4.	Benchmark Replacement for Floating Rate Notes	4
Section 1.5.	Sanctioned Holders	4

Section 2.	Sale and Purchase of Notes	~~5~~4

Section 2.1.	Sale and Purchase of Series 2022A Notes	~~5~~4
Section 2.2.	Additional Series of Notes	5

Section 3.	Closing	6

Section 4.	Conditions to Closing	~~7~~6

Section 4.1.	Representations and Warranties	7
Section 4.2.	Performance; No Default	7
Section 4.3.	Compliance Certificates	7
Section 4.4.	Opinions of Counsel	7
Section 4.5.	Purchase Permitted By Applicable Law, Etc	7
Section 4.6.	Sale of Other Notes	~~8~~7
Section 4.7.	Payment of Special Counsel Fees	8
Section 4.8.	Private Placement Number	8
Section 4.9.	Changes in Legal Structure	8
Section 4.10.	Funding Instructions	8
Section 4.11.	Debt Rating	8
Section 4.12.	Notice of Adjusted SOFR Rate	8
Section 4.13.	Proceedings and Documents	~~9~~8
Section 4.14.	Conditions to Issuance of Additional Notes	~~9~~8

Section 5.	Representations and Warranties of the Company	9

Section 5.1.	Organization; Power and Authority	~~10~~9
Section 5.2.	Authorization, Etc	~~10~~9
Section 5.3.	Disclosure	10
Section 5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates	~~11~~10
Section 5.5.	Financial Statements; Material Liabilities	11
Section 5.6.	Compliance with Laws, Other Instruments, Etc	~~12~~11
Section 5.7.	Governmental Authorizations, Etc	~~12~~11
Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders	12

-i-

Section 5.9.	Taxes	~~13~~12
Section 5.10.	Title to Property; Leases	~~13~~12
Section 5.11.	Licenses, Permits, Etc	~~13~~12
Section 5.12.	Compliance with Employee Benefit Plans	13
Section 5.13.	Private Offering by the Company	~~14~~13
Section 5.14.	Use of Proceeds; Margin Regulations	~~14~~13
Section 5.15.	Existing Indebtedness; Future Liens	14
Section 5.16.	Foreign Assets Control Regulations, Etc	~~15~~14
Section 5.17.	Environmental Matters	~~16~~15
Section 5.18.	Investment Company Act	16

Section 6.	Representations of the Purchasers	~~17~~16

Section 6.1.	Purchase for Investment	~~17~~16
Section 6.2.	Source of Funds	~~17~~16
Section 6.3	Investment Experience; Access to Information	~~19~~18
Section 6.4.	Authorization	19
Section 6.5.	Foreign Assets Control Regulations, Etc.	19

Section 7.	Information as to Company	~~20~~19

Section 7.1.	Financial and Business Information	~~20~~19
Section 7.2.	Officer’s Certificate	23
Section 7.3.	Visitation	24
Section 7.4.	Electronic Delivery	~~24~~25
Section 7.5	Limitation on Competitors	~~25~~26

Section 8.	Payment and Prepayment of the Notes	~~25~~26

Section 8.1.	Maturity	~~25~~26
Section 8.2.	Optional Prepayments with Prepayment Premium	~~25~~26
Section 8.3.	Allocation of Partial Prepayments	26
Section 8.4.	Maturity; Surrender, Etc.	26
Section 8.5.	Purchase of Notes	~~26~~27
Section 8.6.	Prepayment Premium	27
Section 8.7.	Payments Due on Non‑Business Days	27
Section 8.8.	Change in Control	28
Section 8.9.	Permitted Merger; Rating Downgrade	30
Section 8.10.	~~Permitted Company Merger Amendments~~[Reserved].	31

Section 9.	Affirmative Covenants	32

Section 9.1.	Compliance with Laws	32
Section 9.2.	Insurance	32
Section 9.3.	Maintenance of Properties	32
Section 9.4.	Payment of Taxes and Claims	~~33~~32
Section 9.5.	Corporate Existence, Etc	33
Section 9.6.	Books and Records	33

-ii-

Section 9.7.	Subsidiary Guarantors	33
Section 9.8.	Status of BDC and RIC	~~35~~34
Section 9.9.	Investment Policies	~~35~~34
Section 9.10.	Rating Confirmation	35
Section 9.11.	Most Favored Lender	35

Section 10.	Negative Covenants	36

Section 10.1.	Transactions with Affiliates	36
Section 10.2.	Fundamental Changes	~~38~~37
Section 10.3.	Line of Business	39
Section 10.4.	Economic Sanctions, Etc	39
Section 10.5.	Liens	39
Section 10.6.	Restricted Payments	~~41~~40
Section 10.7.	Investments	~~42~~41
Section 10.8.	Certain Financial Covenants	~~43~~42
Section 10.9.	Certain Restrictions on Subsidiaries	43
Section 10.10.	SBIC Guarantee	43

Section 11.	Events of Default	~~44~~43

Section 12.	Remedies on Default, Etc	47

Section 12.1.	Acceleration	47
Section 12.2.	Other Remedies	47
Section 12.3.	Rescission	~~48~~47
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc	48

Section 13.	Registration; Exchange; Substitution of Notes	48

Section 13.1.	Registration of Notes	48
Section 13.2.	Transfer and Exchange of Notes	~~49~~48
Section 13.3.	Replacement of Notes	49

Section 14.	Payments on Notes	~~50~~49

Section 14.1.	Place of Payment	~~50~~49
Section 14.2.	Payment by Wire Transfer	50
Section 14.3.	FATCA Information	~~51~~50

Section 15.	Expenses, Etc	51

Section 15.1.	Transaction Expenses	51
Section 15.2.	Certain Taxes	~~52~~51
Section 15.3.	Survival	52

Section 16.	Survival of Representations and Warranties; Entire Agreement	52

-iii-

Section 17.	Amendment and Waiver	~~53~~52

Section 17.1.	Requirements	~~53~~52
Section 17.2.	Solicitation of Holders of Notes	~~54~~53
Section 17.3.	Binding Effect, Etc	~~55~~54
Section 17.4.	Notes Held by Company, Etc	~~55~~54

Section 18.	Notices	~~55~~54

Section 19.	Reproduction of Documents	~~56~~55

Section 20.	Confidential Information	~~57~~56

Section 21.	Substitution of Purchaser	~~58~~57

Section 22.	Miscellaneous	~~58~~57

Section 22.1.	Successors and Assigns	~~58~~57

Section 22.2.	Accounting Terms	~~59~~57
Section 22.3.	Severability	~~59~~58
Section 22.4.	Construction, Etc	~~59~~58
Section 22.5.	Counterparts; Electronic Contracting	~~60~~59
Section 22.6.	Governing Law	~~60~~59
Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial	~~60~~59
Section 22.8.	Termination	~~61~~60

Signature		~~62~~61

-iv-

Schedule A	—	Defined Terms

Schedule 1(a)	—	Form of 5.82% Series 2022A Senior Notes, Tranche A, due December 9, 2025

Schedule 1(b)	—	Form of Floating Rate Series 2022A Senior Notes, Tranche B, due December 9, 2025

Schedule 4.4(a)	—	Form of Opinion of Special Counsel for the Company

Schedule 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company, Ownership of Subsidiary Stock and SPE Subsidiaries

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 10.1	—	Transactions with Affiliates

Schedule 10.7	—	Investments

Exhibit S	—	Form of Supplement to Note Purchase Agreement

Exhibit T	—	Form of Assumption Agreement

Exhibit U	—	Form of Acknowledgment of Guaranty

Purchaser Schedule	—	Information Relating to Purchasers

-v-

Blackrock Capital Investment Corporation
40 East 52nd Street
New York, New York 10022

5.82% Series 2022A Senior Notes, Tranche A, due December 9, 2025
Floating Rate Series 2022A Senior Notes, Tranche B, due December 9, 2025

April 21, 2022

To Each of the Purchasers Listed in
the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Blackrock Capital Investment Corporation, a Delaware corporation (the “Company”), agrees with each of the Purchasers as follows:

Section 1.          Authorization of Notes.

Section 1.1.     Authorization of Notes.  The Company will authorize the issue and sale of (a) $35,000,000 aggregate principal amount of its 5.82% Series 2022A Senior Notes, Tranche A, due December 9, 2025 (the “Tranche A Notes”), and (b) $57,000,000 aggregate principal amount of its Floating Rate Series 2022A Senior Notes, Tranche B due December 9, 2025 (the “Tranche B Notes,” collectively with the Tranche A Notes, as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Series 2022A Notes”).  The Series 2022A Notes shall be substantially in the form set out in Schedule 1(a) and Schedule 1(b), as applicable.  Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

The Series 2022A Notes, together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.2, are collectively referred to as the “Notes” (such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13).

Section 1.2.       Changes in Interest Rate. (a) If at any time a Below Investment Grade Event occurs, then:

(i)       as of the date of the occurrence of a Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of any Debt Rating necessary to cure such Below Investment Grade Event), the Notes shall bear interest at the Adjusted Interest Rate; and

Blackrock Capital Investment Corporation	Note Purchase Agreement
(ii)      the Company shall promptly, and in any event within ten (10) Business Days after a Below Investment Grade Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Below Investment Grade Event has occurred, which written notice shall be accompanied by evidence satisfactory to the Required Holders to such effect and confirming the effective date of the Below Investment Grade Event and that the Adjusted Interest Rate will be payable in respect of the Notes in consequence thereof.

(b)          Each holder of a Note shall, at the Company’s expense, use reasonable efforts to cooperate with any reasonable request made by the Company in connection with any rating appeal or application.

(c)          The fees and expenses of any Acceptable Rating Agency and all other costs incurred in connection with obtaining, affirming or appealing a Debt Rating pursuant to this Section 1.2 shall be borne solely by the Company.

(c)          As used herein, “Adjusted Interest Rate” means the interest rate per annum which is 1.00% above the then applicable rate of such Series or tranche of the Notes.

(d)          As used herein, a “Below Investment Grade Event” shall occur if:

(i)       at any time the Company has obtained a Debt Rating of the Notes from only one Acceptable Rating Agency, the then most recent Debt Rating received from such Acceptable Rating Agency that is in full force and effect (not having been withdrawn) is below Investment Grade;

(ii)      at any time the Company has obtained a Debt Rating of the Notes from two Acceptable Rating Agencies, the then lower of the most recent Debt Ratings received from the Acceptable Rating Agencies that are in full force and effect (not having been withdrawn) is below Investment Grade; or

(iii)     at any time the Company has obtained a Debt Rating of the Notes from three or more Acceptable Rating Agencies, the then second lowest of the most recent Debt Ratings received from the Acceptable Rating Agencies that is in full force and effect (not having been withdrawn) is below Investment Grade (provided, for the avoidance of doubt, if two or more of the most recent Debt Ratings are equal or equivalent to the lowest such Debt Rating, then such equal or equivalent Debt Ratings will be deemed to be the second lowest Debt Rating for purposes of such determination).

For the avoidance of doubt, the Below Investment Grade Event shall end immediately upon the delivery of one or more Debt Ratings by the Company such that the foregoing conditions are no longer triggered.  Upon the end of the Below Investment Grade Event, the applicable interest rate shall automatically return to the stated interest rate for the Notes (or the Default Rate based on the stated interest rate for the Notes, as the case may be).

Blackrock Capital Investment Corporation	Note Purchase Agreement
(e)          Following the occurrence and during the continuance of an Event of Default, the Notes shall bear interest at the Default Rate.

Section 1.3.       Interest Rate.

(a)         Floating Rate Notes.  The Floating Rate Notes shall bear interest (computed on the basis of a 360‑day year and actual days elapsed) on the unpaid principal balance thereof from the date of issuance at a floating rate equal to the Adjusted SOFR Rate from time to time applicable to such Floating Rate Notes, payable quarterly on each Floating Rate Note Payment Date and at maturity, until the unpaid principal balance thereof shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and interest (so computed) on any overdue principal or interest or Prepayment Premium from the due date thereof (whether by acceleration or otherwise) and, to the extent permitted by law, at the applicable Default Rate on overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Prepayment Premium until paid.

(b)        For each Floating Interest Period, the Adjusted SOFR Rate applicable to the Floating Rate Notes shall be determined by the Company on the Floating Interest Rate Determination Date, and notice of the Adjusted SOFR Rate shall be given to the holders of the Floating Rate Notes on such day, together with a copy of the relevant screen used for the determination of SOFR, a calculation of the Adjusted SOFR Rate for such Floating Interest Period in reasonable detail, the number of days in such Floating Interest Period, the date on which interest for such Floating Interest Period will be paid in accordance with Section 1.3(a) hereof and the amount of interest expected to be paid to each holder of Floating Rate Notes on such date.  In the event that the Floating Rate Required Holders do not concur with any such determination by the Company, within 10 Business Days after receipt by the holders of a notice delivered by the Company pursuant to the immediately preceding sentence, such holders shall provide notice to the Company, together with a copy of the relevant screen used for the determination of SOFR, a calculation of the Adjusted SOFR Rate for such Floating Interest Period in reasonable detail, the number of days in such Floating Interest Period, the date on which interest for such Floating Interest Period will be paid in accordance with Section 1.3(a) hereof and the amount of interest to be paid to each holder of Floating Rate Notes on such date, and any such determination made in accordance with the provisions of this Agreement by the Floating Rate Required Holders shall be binding upon the Company absent manifest error.

(c)         Fixed Rate Notes.  The Fixed Rate Notes shall bear interest (computed on the basis of a 360‑day year of twelve 30‑day months) on the unpaid principal thereof from the date of issuance at their respective stated rate of interest payable semi‑annually in arrears on the 9th of June and December in each year and at maturity, commencing on December 9, 2022, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and, to the extent permitted by law, at the applicable Default Rate on overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Prepayment Premium until paid.

Blackrock Capital Investment Corporation	Note Purchase Agreement
(d)          Notwithstanding anything to the contrary contained in this Agreement, the rate of interest applicable to the unpaid principal balance of the Notes of any series will in no event be higher than the maximum rate of interest permitted by applicable law.

Section 1.4.      Benchmark Replacement for Floating Rate Notes.

(a)         Benchmark. Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then‑current Benchmark, then, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement.

(b)         Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Floating Rate Required Holders, with the consent of the Company, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the other parties hereto.

(c)        Notices; Standards for Decisions and Determinations. The Floating Rate Required Holders will promptly notify the Company and other parties hereto of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Floating Rate Required Holders (with the consent or agreement of the Company, if applicable) pursuant to this Section 1.4(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non‑occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in their sole discretion and without consent from the other parties hereto.

Section 1.5      Sanctioned Holder.   Notwithstanding anything to the contrary in this Agreement, to the extent payments by the Company to a Sanctioned Holder would be prohibited under applicable law, the Company shall not be required to pay, and it shall not be a Default hereunder for the failure of the Company to pay, any payments of principal, interest, including interest at the Default Rate, or Prepayment Premium to a Sanctioned Holder until such holder (or a permitted transferee thereof) is no longer a Sanctioned Holder or such payment is no longer prohibited under applicable law. The Company may, in its sole discretion, make any such payment due to a Sanctioned Holder into a blocked account, including pursuant to 31 C.F.R. Part 501, or otherwise restrict in any manner the Company determines is consistent with, or in furtherance of, the requirements of applicable law.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 2.          Sale and Purchase of Notes.

Section 2.1.     Sale and Purchase of Series 2022A Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Series 2022A Notes in the principal amount and tranche specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non‑performance of any obligation by any other Purchaser hereunder.

Section 2.2.      Additional Series of Notes.  The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S.  Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i)      each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential designation inscribed thereon (provided however, Additional Notes may have the same Private Placement Number as the Series 2022A Notes so long as such Additional Notes have the same interest rate and tenor as and for U.S. federal income tax purposes are fungible with the Series 2022A Notes);

(ii)     Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii)     each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding and, provided further, for the avoidance of doubt, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement shall be deemed to be amended or deleted in any respect to be less favorable to the holders of the Notes by virtue of the provisions of this clause (iii), and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

Blackrock Capital Investment Corporation	Note Purchase Agreement
(iv)     each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v)      the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vi)      all Additional Notes shall rank pari passu with all other outstanding Notes; and

(vii)    no Additional Notes shall be issued hereunder if at the time of issuance thereof and immediately after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

Section 3.          Closing.

This Agreement shall be executed and delivered in advance of the Closing at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, IL 60606, on April 21, 2022 (the “Execution Date”).

The sale and purchase of the Series 2022A Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, IL 60606, at 8:00 am Chicago time.  The Closing shall be held on June 9, 2022 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (the “Closing”).  At the Closing, the Company will deliver to each applicable Purchaser the Series 2022A Notes of the tranche to be purchased by such Purchaser in the form of a single Series 2022A Note for such tranche of Notes to be purchased by such Purchaser (or such greater number of Series 2022A Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company pursuant to the applicable funding instructions delivered in accordance with Section 4.10.  If at the Closing the Company shall fail to tender such Series 2022A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.  The purchase by a Purchaser of Notes at the Closing is deemed to be an agreement by such Purchaser that the applicable conditions set forth in this Sections 4.3, 4.4, 4.5, 4.8 and 4.10 have been satisfied.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 4.          Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing (or in the case of Additional Notes, the Additional Purchasers’ obligations under a Supplement and the closing referenced therein) is subject to the fulfillment to such Purchaser’s (or Additional Purchasers, as the case may be) satisfaction, prior to or at the Closing, of the applicable conditions set forth in this Section 4.

Section 4.1.      Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

Section 4.2.     Performance; No Default.  The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.  From the date of this Agreement until immediately after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) at the Closing, no Change in Control, Default nor Event of Default shall have occurred and be continuing.

Section 4.3.       Compliance Certificates.

(a)         Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)        Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4.      Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company, covering the matters set forth in Schedule 4.4(a) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.      Purchase Permitted By Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of Notes shall (a) not be prohibited by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser at least 5 days prior to the Closing, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is prohibited.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 4.6.      Sale of Other Notes.  Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7.      Payment of Special Counsel Fees.  The Company shall have paid on or before the Closing the reasonable and documented fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least three Business Days prior to prior to the Execution Date and the Closing.

Section 4.8.     Private Placement Number.  A Private Placement Number issued by PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each tranche of the Notes.

Section 4.9.      Changes in Legal Structure.  The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation (in each case, other than as permitted under Section 10.2) or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.    Funding Instructions.  At least three (3) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company specifying (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.    Debt Rating.  The Notes shall have received a Debt Rating of “BBB‑ (low)” (or its equivalent) or better by DBRS.  In the event such Debt Rating is not a public rating, the Company will provide to each Purchaser a Private Rating Letter evidencing such Debt Rating and a Private Rating Rationale Report with respect to such Debt Rating.

Section 4.12.     Notice of Adjusted SOFR Rate.  Two Business Days prior to Closing (or such shorter time as each Purchaser of Floating Rate Notes has agreed to), each Purchaser of a Floating Rate Note shall have received written notice from the Company of the Adjusted SOFR Rate applicable to Notes for the first Floating Interest Period.

Section 4.13.    Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and, to the extent reasonably requested in writing by a Purchaser at least three Business Days prior to the closing,  all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser, and such Purchaser shall have received copies of such documents as such Purchaser may so reasonably request.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 4.14.    Conditions to Issuance of Additional Notes.  The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following the additional conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a)     Compliance Certificate.  A duly authorized Senior Financial Officer of the Company shall execute and deliver to each Additional Purchaser an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company is in compliance with the requirements of Section 10.8 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate but  giving pro forma effect to the issuance of the Additional Series of Notes and the application of the proceeds thereof).

(b)     Execution and Delivery of Supplement.  The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c)       Representations of Additional Purchasers.  Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

(d)     Execution and Delivery of Guaranty Ratification.  Each Subsidiary Guarantor, if any, shall execute and deliver a ratification of its Subsidiary Guaranty.

Section 5.          Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser as of the Execution Date and the date of the Closing (or, if any such representations and warranties expressly relate to an earlier date, than as of such earlier date) that:

Section 5.1.     Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease that individually or in the aggregate are Material, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 5.2.     Authorization, Etc.  This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.      Disclosure.  (a)  The Company, through its agents, Morgan Stanley Co. LLC and Citigroup Global Markets, Inc.,  has delivered to each Purchaser a copy of an Investor Presentation, dated March 2022 (the “Presentation”), relating to the transactions contemplated hereby in connection with the Series 2022A Notes.  This Agreement, the Presentation, the financial statements listed in Schedule 5.5, and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company (other than financial projections, pro forma financial information and other forward‑looking information), information relating to third parties and general economic information) prior to April 7, 2022 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Presentation, and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole did not as of April 7, 2022 and, after taking into account all updates and/or supplements thereto, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2021, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b)         All financial projections, pro forma financial information and other forward‑looking information which has been delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Company) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

Section 5.4.      Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 (as may be updated by the Company for each Closing pursuant to any Supplement executed and delivered in connection with such Closing) contains (except as noted therein) complete and correct lists as of the date of the Closing of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the legal name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, and (ii) the Company’s directors and senior officers.

Blackrock Capital Investment Corporation	Note Purchase Agreement
(b)        All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 (as may be updated by the Company for each Closing pursuant to any Supplement executed and delivered in connection with such Closing) as being owned by the Company and its Subsidiaries have been validly issued, and, to the extent applicable, are fully paid and non‑assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)         Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)         No Subsidiary is subject to any Material legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 (as may be updated by the Company for each Closing pursuant to any Supplement executed and delivered in connection with such Closing) and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.    Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its consolidated subsidiaries.  All of such financial statements (including in each case the related schedules and notes, but excluding all financial projections, pro forma financial information and other forward-looking information) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and lack of footnotes).

Section 5.6.      Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any (A) indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected or (B) the corporate charter or by‑laws of the Company, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, in each case, except where any of the foregoing (other than clause (i)(B) above), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 5.7.      Governmental Authorizations, Etc.  Assuming the accuracy of the representations and warranties of each of the Purchasers of the Notes, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder on Form 8‑K, Form 10‑Q or Form 10‑K.

Section 5.8.      Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)         Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.     Taxes.  The Company and its Subsidiaries have filed all material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10.    Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 5.11.    Licenses, Permits, Etc.  (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)     To the knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)      To the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.    Compliance with Employee Benefit Plans.           (a)          Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or section 4975 of the Code (a “U.S. Plan”) nor any Non-U.S. Plans that could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in section 4975 of the Code) with respect to any U.S. Plan or Non-U.S. Plans that could reasonably be expected to result in any non-exempt prohibited transaction.  None of the assets of the Company are or shall be treated as “plan assets” pursuant to 29 C.F.R. Section 2510.3‑101, as modified by Section 3(42) of ERISA

(b)      The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder do not involve any transaction that is subject to the prohibitions of section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(b) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2.

Section 5.13.     Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Series 2022A Notes or, within one year prior to the date of this Agreement, any substantially similar debt Securities for sale to, or solicited any offer to buy the Series 2022A Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than forty-five (45) other Institutional Investors, each of which has been offered the Series 2022A Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2022A Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 5.14.    Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Series 2022A Notes hereunder for the general corporate purposes of the Company and its Subsidiaries, including to make investments, repay existing debt and make distributions permitted by this Agreement.  No part of the proceeds from the sale of the Series 2022A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.   Existing Indebtedness; Future Liens.            (a)          Except as described therein, Schedule 5.15 (as may be updated by the Company for each Closing pursuant to any Supplement executed and delivered in connection with such Closing) sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries in an aggregate principal amount exceeding $2,500,0000 as of the last business day of the month immediately preceding the Closing, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries (other than changes in outstanding amounts, without change in the aggregate commitments in effect on such date, or changes in “floating” interest rates).  As of the last business day of the month immediately preceding the Closing, neither the Company nor any Subsidiary is in default with respect to the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and, to the knowledge of the Company, no event or condition exists with respect to any Indebtedness of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $2,500,0000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary in an aggregate principal amount exceeding $2,500,0000, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15 (as may be updated by the Company for a Closing pursuant to any Supplement executed and delivered in connection with such Closing).

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 5.16.    Foreign Assets Control Regulations, Etc..  (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, or (ii) has been notified that its name appears or may in the future appear on a State Sanctions List.

(b)      Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws.

(c)       No part of the proceeds from the sale of the Notes hereunder:

(i)        constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)       will be used in a manner that will result in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Money Laundering Laws; or

(iii)     will be used for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Corruption Laws.

(d)      The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws and Anti‑Corruption Laws.

Section 5.17.   Environmental Matters.  (a) Neither the Company nor any Subsidiary has received any written notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

Blackrock Capital Investment Corporation	Note Purchase Agreement
(b)       Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws by the Company or any Subsidiary, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)       Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)      Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which would reasonably be expected to give rise to liability under any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.18.   Investment Company Act.  (a) The Company has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and intends to qualify annually as a RIC under Subchapter M of the Code.

(b)      The business and other activities of the Company and its Subsidiaries, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Company and its Subsidiaries.

(c)      The Company is in compliance in all respects with the Investment Policies, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 6.          Representations of the Purchasers.

Section 6.1.     Purchase for Investment. (a) Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

(b)    Each Purchaser severally understands and agrees that it will not transfer the Notes or any part or portion thereof held by it (i) to any Person who is not an Institutional Investor or who is a Competitor or (ii) in violation of applicable law.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 6.2.      Source of Funds. Each Purchaser severally represents that no source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder is derived from any Blocked Person or activities that violate, or would violate if engaged in by the Company, any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.  In addition, at least one of the following statements is an accurate representation as to each Source to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)      the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95‑60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95‑60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile;

(b)      the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account;

(c)      the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90‑1 or (ii) a bank collective investment fund, within the meaning of the PTE 91‑38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

(d)      the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);

Blackrock Capital Investment Corporation	Note Purchase Agreement
(e)      the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96‑23 (the “INHAM Exemption”)) managed by an “in‑house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e);

(f)        the Source is a governmental plan;

(g)      none of clauses (a) – (f) apply to the Source and the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been heretofore identified to the Company in writing pursuant to this clause (g); or

(h)      the Source does not include assets of any employee benefit plan, other than a plan that is not subject to ERISA or section 4975 of the Code.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3       Investment Experience; Access to Information.  Each Purchaser severally represents that it:

(a)       is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and an “Institutional Account” as defined in FINRA Rule 4512(c),

(b)      either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, and has so evaluated the risks and merits of such investment,

(c)       has the ability to bear the economic risks of this investment and can afford a complete loss of such investment,

Blackrock Capital Investment Corporation	Note Purchase Agreement
(d)      understands the terms of and risks associated with the purchase of the Notes, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Company operates,

(e)      has had the opportunity to review (i) the Disclosure Documents, (ii) the Annual Report on Form 10‑K for the Company for the fiscal year ended December 31, 2021, and (iii) such other disclosure regarding the Company, its business and its financial condition as such Purchaser has determined to be necessary in connection with the purchase of the Notes, and

(f)      has had an opportunity to ask such questions and make such inquiries concerning the Company, its business and its financial condition as such Purchaser has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries.

Section 6.4.     Authorization.  Each Purchaser severally represents that (a) it has full power and authority to enter into this Agreement and (b) this Agreement, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 6.5.     Foreign Assets Control Regulations, Etc.    Each Purchaser severally represents that (i) it is not a Blocked Person, (ii) nor has it been notified that its name appears or may in the future appear on a State Sanctions List. No Purchaser will knowingly use funds from any payment made under this Agreement (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Blocked Person, (ii) for any purpose that would cause the Company to be in violation of any U.S. Economic Sanctions Laws, or (iii) otherwise in violation of any U.S. Economic Sanctions Laws.

Section 7.          Information as to Company.

The Company covenants that, on and after the date hereof until the date that all principal, interest, Prepayment Premium (if any), fees or expenses with respect to the Notes has been paid in full (such date, the “Termination Date”):

Section 7.1.      Financial and Business Information.  The Company shall deliver (or cause to be delivered) to each Purchaser and holder of a Note that is an Institutional Investor (other than any Sanctioned Holder):

Blackrock Capital Investment Corporation	Note Purchase Agreement
(a)       Quarterly Statements

(~~a~~i)          ~~Quarterly Statements —~~ within 60 days (or such ~~shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof any (y) the~~earlier date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(~~i~~A)        a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such quarter, and

(~~ii~~B)       consolidated statements of operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries, for such quarter and (in the case of the consolidated statements of operations for the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (other than absence of footnotes and year‑end adjustments), and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its consolidated subsidiaries being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments;

(ii)          beginning with the first quarterly fiscal period ending after the Permitted Company Merger, within 60 days (or such earlier date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of TCPC (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(A)          a consolidated balance sheet of TCPC and its consolidated subsidiaries as at the end of such quarter, and

(B)         consolidated statements of operations, changes in net assets and cash flows of TCPC and its consolidated subsidiaries, for such quarter and (in the case of the consolidated statements of operations for the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (other than absence of footnotes and year‑end adjustments), and certified by a Senior Financial Officer of TCPC as fairly presenting, in all material respects, the financial position of TCPC and its consolidated subsidiaries being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments;

Blackrock Capital Investment Corporation	Note Purchase Agreement
(b)       Annual Statements

(~~b~~i)      ~~Annual Statements —~~ within 105 days (or such ~~shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the~~earlier date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company , duplicate copies of:

(~~i~~A)        a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year, and

(~~ii~~B)       consolidated statements of operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception as to the Company (other than as a result of the impending maturity or any prospective default under any agreement providing for Indebtedness of the Company, including this Agreement and the Notes) and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(ii)        beginning with the first fiscal year ending after the Permitted Company Merger, within 105 days (or such earlier date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of TCPC, duplicate copies of:

Blackrock Capital Investment Corporation	Note Purchase Agreement
(A)          a consolidated balance sheet of TCPC and its consolidated subsidiaries as at the end of such year, and

(B)          consolidated statements of operations, changes in net assets and cash flows of TCPC and its consolidated subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception as to TCPC (other than as a result of the impending maturity or any prospective default under any agreement providing for Indebtedness of TCPC) and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of TCPC and its consolidated subsidiaries being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)     SEC and Other Reports — promptly upon their becoming available, one copy of (i) each report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) prior to the Permitted Company Merger,  to its public Securities holders generally (excluding notices sent to ~~common stockholders~~holders of capital stock under Section 19(a) of the Investment Company Act), and (ii) prior to the Permitted Company Merger, each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)      Notice of Default or Event of Default — promptly, and in any event within 10 Business Days after a Responsible Officer having actual knowledge of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

Blackrock Capital Investment Corporation	Note Purchase Agreement
(e)     Employee Benefits Matters — promptly, and in any event within 10 Business Days after a Responsible Officer having actual knowledge of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)           with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, if such reportable event, or action necessitating such reportable event, would reasonably be expected to result in a Material Adverse Effect;

(ii)          the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a written notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, if such actions, taken together with any other such actions then existing, would reasonably be expected to have a Material Adverse Effect;

(iii)         any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv)          receipt by the Company or any ERISA Affiliate of written notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans that would reasonably be expected to have a Material Adverse Effect;

(f)      Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, and except as prohibited by applicable law, rule, regulation or process of such Governmental Authority, copies of any written notice to the Company or any Subsidiary from any Governmental Authority commencing any action, suit, proceeding or investigation that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(g)      Resignation or Replacement of Auditors — within 10 Business Days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, written notification thereof, together with such further information as the Required Holders may request;

Blackrock Capital Investment Corporation	Note Purchase Agreement
(h)       Debt Rating — promptly following the occurrence thereof, written notice of any change in the Debt Rating for the Notes;

(i)      Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by the Required Holders or, upon the request of any holder, any information requested or required by its regulators to the extent reasonably available to the Company, in each case to the extent reasonably available to the Company; and

(j)        Supplements — promptly, and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof.

Section 7.2.     Officer’s Certificate.  Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) shall be accompanied by a certificate of a Senior Financial Officer of the Company:

(a)     Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.8 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and reasonably detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence.  In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b)      Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c)     Subsidiary Guarantors – setting forth a statement of any changes to the list of all Subsidiaries that are Subsidiary Guarantors since the most recent statement delivered pursuant to this Section 7.2(c) and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 7.3.    Visitation.  The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor (other than any Sanctioned Holder):

(a)       No Default — if no Default or Event of Default then exists and is continuing, at the expense of such Purchaser or holder and upon at least ten (10) Business Days prior written notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as may be reasonably requested in writing; provided, that such visitation rights set forth in this clause (a) may be exercised only once per calendar year for each holder of a Note; and

(b)      Default — if a Default or Event of Default then exists and is continuing, at the expense of the Company and upon at least ten (10) Business Days’ prior written notice to the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested in writing.

Section 7.4.   Electronic Delivery.  Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered (or caused to be delivered) by the Company pursuant to Sections 7.1(a), (b), (c) or (h) and Section 7.2 shall be deemed to have been delivered if the Company (or, with respect to the financial statements required to be delivered pursuant to Sections 7.1(a)(ii) or (b)(ii), TCPC) satisfies any of the following requirements with respect thereto:

(a)       such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) or Section 7.1(i) are delivered to each Purchaser and holder of a Note by e‑mail at the e‑mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

Blackrock Capital Investment Corporation	Note Purchase Agreement
(b)      the Company or, following the Permitted Company Merger, TCPC, as applicable, shall have timely filed ~~such~~a Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a), Section 7.1(b) or Section 7.1(i), as the case may be, with the SEC on EDGAR and shall have made such form accessible from ~~its~~their respective home ~~page~~pages on the internet, ~~which is located at https://www.blackrockbkcc.com/investors/financial‑information/sec‑filings as of the date of this Agreement~~ and shall have delivered, with respect to Section 7.1(a)(i) or Section 7.1(b)(i), the related Officer’s Certificate satisfying the requirements of Section 7.2 to each holder of a Note by electronic mail;

(c)      such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) or Section 7.1(i), or any Supplement referred to in Section 7.1(j), as applicable, is/are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(d)      the Company shall have timely filed any of the items referred to in Section 7.1(c) or Section 7.1(i) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note written notice, which may be by e‑mail, included in the Officer’s Certificate delivered pursuant to Section 7.2 or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e‑mail, the Company will promptly e‑mail them or deliver such paper copies, as the case may be, to such holder.

Section 7.5     Limitation on Competitors.  Under no circumstances shall the Company or any subsidiary be required to disclose any information pursuant to Section 7.1(i) or Section 7.3 to any Person that is a Competitor or a Sanctioned Holder.

Section 8.          Payment and Prepayment of the Notes.

Section 8.1.      Maturity.  As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.      Optional Prepayments with Prepayment Premium.  (a) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series or tranche of the Notes, in an amount not less than $1,000,000 of the aggregate principal amount of the applicable Series or tranche of Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid and the Prepayment Premium, in each case determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Company as to the Prepayment Premium, if any, due in connection with such prepayment, setting forth the details of such computation.

Blackrock Capital Investment Corporation	Note Purchase Agreement
(b)          Notwithstanding anything contained in this Section 8.2 to the contrary, if and so long as any Default or Event of Default shall have occurred and be continuing, any partial prepayment of the Notes pursuant to the provisions of Section 8.2(a) shall be allocated among all of the Notes of all Series and tranches at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Section 8.3.     Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of the applicable Series or tranche at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4.      Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Prepayment Premium, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Prepayment Premium, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.      Purchase of Notes.  The Company will not and will not permit any Controlled Entity to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or a Controlled Entity pro rata to the holders of the applicable Series or tranche of Notes at the time outstanding upon the same terms and conditions; provided, that if and so long as any Default or Event of Default exists, such written offer shall be made pro rata to the holders of all Notes of all Series and tranches outstanding upon the same terms and conditions.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten (10) Business Days.  If the holders of more than 25% of the principal amount of the applicable Series or tranche of Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such Series or tranche of Notes of such fact and the expiration date for the acceptance by holders of such Series or tranche of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five (5) Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any Controlled Entity pursuant to any payment, prepayment or purchase of Notes and no Notes may be issued in substitution or exchange for any such Notes.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 8.6.       Prepayment Premium.

For the purposes of determining the Prepayment Premium, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Prepayment Premium” means, with respect to the Called Principal of any Note which is to be prepaid pursuant to Section 8.2 or which has become or is declared to be immediately due and payable pursuant to Section 12.1, an amount equal to the “Prepayment Premium”, as follows:

During the period	Prepayment Premium
On or before June 9, 2023	2% of such Called Principal
After June 9, 2023 but on or before June 9, 2024	1% of such Called Principal
After June 9, 2024 but on or before June 9, 2025	0.5% of such Called Principal
After June 9, 2025	Zero

Section 8.7.      Payments Due on Non‑Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on (A) any Fixed Rate Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day and (B) any Floating Rate Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or the Prepayment Premium on, any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.8.       Change in Control.

(a)        Notice of Change in Control.  The Company will, within fifteen (15) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes.  Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.

Blackrock Capital Investment Corporation	Note Purchase Agreement
(b)          Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.8 Proposed Prepayment Date”).  Such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Section 8.8 Proposed Prepayment Date shall not be specified in such offer, the Section 8.8 Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c)       Acceptance/Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than 10 Business Days (or at the end of such period required by law, if longer) after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.

(d)        Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Prepayment Premium or other premium.

(e)          Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Section 8.8 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.8 Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(f)         Definitions.

“Change in Control” means:

~~“Change in Control” means~~(a)          prior to the Permitted Company Merger, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the ~~Securities~~ Exchange Act ~~of 1934~~ and the rules of the SEC thereunder as in effect on the date of the Closing) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or the External Manager which is then managing the Company;

Blackrock Capital Investment Corporation	Note Purchase Agreement
(b)   following the Permitted Company Merger, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date of the Closing), other than the External Manager, of shares representing (i) more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of TCPC or (ii) more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the External Manager which is then managing the assets of the Company as a Subsidiary of TCPC;

(c)  following the Permitted Company Merger, the acquisition of direct or indirect Control of the Company or TCPC by any Person or group other than the External Manager (or in the case of the Company, SVCP or any other Subsidiary of TCPC); or

(d)   following the Permitted Company Merger, the Company ceasing to be a wholly-owned Subsidiary of TCPC;

provided that, notwithstanding the foregoing, (i) a Permitted Merger shall not constitute a Change in Control~~.~~, (ii) a holding company or special purpose acquisition vehicle or a Subsidiary thereof shall not be considered a “Person” and instead the equityholders of such holding company or special purpose acquisition vehicle (other than any other holding company or special purpose acquisition vehicle) shall be considered for purposes determining whether a Change in Control has occurred and (iii) the GIP Transactions shall not constitute a Change in Control.

“Permitted Company Merger” means ~~(i)~~ the ~~consolidation or~~ merger of the Company with ~~any Permitted Entity or (ii) the acquisition of all or substantially all of the common stock, or the conveyance, transfer or lease of all or substantially all of the assets, of the Company, in a single transaction or series of transactions, by or to any Permitted Entity (such surviving or successor entity, as applicable, the “Successor Company”),~~and into BCIC Merger Sub, LLC, a Delaware limited liability company (the “Successor Company”), and an indirect wholly-owned Subsidiary of TCPC, pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger, dated as of January 10, 2024, by and among the Company, TCPC, the Successor Company and, solely with respect to certain sections, BlackRock Capital Investment Advisors, LLC and Tennenbaum Capital Partners, LLC, pursuant to which the separate existence of the Company will cease and the Successor Company will continue as the surviving entity, so long as, immediately after giving effect to ~~such event~~the Permitted Company Merger:

~~(a)       the External Manager or a Permitted Manager is the investment advisor for the successor formed by such event,~~

Blackrock Capital Investment Corporation	Note Purchase Agreement
(~~b~~a)     ~~if the Company is not the Successor Company,~~ (i) the Successor Company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement~~, as amended by any Permitted Company Merger Amendments, if applicable,~~  and the Notes substantially in the form of Exhibit T (the “Assumption Agreement”); (ii) the Successor Company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, ~~to the effect that, after giving effect to any Permitted Company Merger Amendments, if applicable, all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and fraudulent conveyance laws and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and containing other usual and customary assumptions, qualifications and exceptions; and (iii) except as otherwise provided for in any Permitted Company Merger Amendments,~~substantially in the form attached as Exhibit A to the Assumption Agreement; and (iii) each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to ~~documentation that is reasonably acceptable to the Required Holders;~~ an acknowledgment of guaranty substantially in the form of Exhibit U; and

(~~c~~b)       no Default or Event of Default shall have occurred and be continuing.

~~“Permitted Entity” means (a) one or more of the Company’s Controlled Subsidiaries, or (b) any Affiliate of, or any entity that is managed by, the External Manager or any Permitted Manager that is organized under the laws of a jurisdiction located in the United States of America and regulated as a business development company under the Investment Company Act.~~

“Permitted Company Merger Effective Date” means the date of effectiveness of the Permitted Company Merger.

“Permitted Manager” means any Affiliate of (i) BlackRock Capital Investment Advisors, LLC or (ii) BlackRock~~, Inc.~~ Parent that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.

“Permitted Manager Merger” means (i) the consolidation or merger of the External Manager with any Permitted Manager or (ii) the acquisition, directly or indirectly, of all or substantially all of the ~~common~~capital stock, or the conveyance, transfer or lease of all or substantially all of the assets, of the External Manager, in a single transaction or series of transactions, by or to any Permitted Manager, so long as, immediately after giving effect to such event, no Default or Event of Default shall have occurred and be continuing (such surviving or successor entity, as applicable, the “Successor Manager”).

“Permitted Merger” means a Permitted Manager Merger or ~~a~~the Permitted Company Merger.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 8.9.        Rating Downgrade.

(a)        Notice of Rating Downgrade.  The Company will, within ~~fifteen~~15 Business Days after any Responsible Officer has knowledge of the occurrence of any Rating Downgrade, give written notice of such Rating Downgrade to each holder of Notes.  Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.9 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.9.

(b)       Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.9 shall be an offer to prepay, in accordance with and subject to this Section 8.9, all, but not less than all, the Notes held by each holder (in this case, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.9 Proposed Prepayment Date”).  Such date shall be not less than ~~thirty~~30 days and not more than ~~sixty~~60 days after the date of such offer (if the Section 8.9 Proposed Prepayment Date shall not be specified in such offer, the Section 8.9 Proposed Prepayment Date shall be the first Business Day after the ~~forty-fifth~~45th day after the date of such offer).

(c)        Acceptance/Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.9 by causing a notice of such acceptance to be delivered to the Company not later than ~~ten~~10 Business Days (or at the end of such period required by law, if longer) after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.9 shall be deemed to constitute rejection of such offer by such holder.

(d)        Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.9 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Prepayment Premium or other premium.

(e)      Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.9 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Section 8.9 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.9; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.9 Proposed Prepayment Date.

(f)         Definition.

“Rating Downgrade” shall be deemed to have occurred in respect of a Permitted Merger if, within 90 days from and including the later of (a) the date of the closing of such Permitted Merger or (b) the date on which the Company has notified the Acceptable Rating Agency of such Permitted Merger, the Debt Rating that is in effect immediately before the closing of such Permitted Merger (the “Existing Debt Rating”) is lowered or withdrawn by the Acceptable Rating Agency and:

(i)         if the Existing Debt Rating is Investment Grade, either (x) if lowered, the resulting Debt Rating is not Investment Grade or (y) if withdrawn, the withdrawn Debt Rating is not replaced by an Investment Grade rating of another Acceptable Rating Agency; or

Blackrock Capital Investment Corporation	Note Purchase Agreement
(ii)          if the Existing Debt Rating is below Investment Grade, either (x) if lowered, the resulting Debt Rating is lower than the Existing Debt Rating  or (y) if withdrawn, the Existing Debt Rating is withdrawn and not replaced by an equivalent or better rating by another Acceptable Rating Agency.

Section 8.10.          ~~Permitted Company Merger Amendments.~~[Reserved].

~~(a)         Offer to Prepay Permitted Company Merger Amendments.  If the Company shall make an offer to prepay the Notes pursuant to Section 17.1(c), the Company (or Successor Company) will give written notice to each holder of Notes of such offer to prepay the notes.  Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.10 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.10.~~

~~(b)          Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.10 shall be an offer to prepay, in accordance with and subject to this Section 8.10, all, but not less than all, the Notes held by each holder (in this case, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.10 Proposed Prepayment Date”).  Such date shall be not later than the date that is ten Business Days after the date on which the Permitted Company Merger is consummated.~~

~~(c)        Acceptance/Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.10 by causing a notice of such acceptance to be delivered to the Company (or Successor Company) not later than ten Business Days after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.10 shall be deemed to constitute rejection of such offer by such holder and a consent to the Permitted Company Merger Amendments in the form initially proposed by the Company.~~

~~(d)         Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.10 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Prepayment Premium or other premium.~~

~~(e)         Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.10 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Section 8.10 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.10; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.10 Proposed Prepayment Date.~~

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 9.          Affirmative Covenants.

The Company covenants that, from the date of this Agreement until the Closing and thereafter until the Termination Date:

Section 9.1.     Compliance with Laws.  Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non‑compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.      Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self‑insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.    Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.      Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 9.5.       Corporate Existence, Etc.  Subject to Section 10.2, the Company will at all times preserve and keep its corporate, limited liability company or other existence in full force and effect.  Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate, limited liability company or other existence of each of its Subsidiaries (unless merged into the Company or a Wholly‑Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such ~~corporate~~ existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.       Books and Records.  The Company will, and will cause each of its Subsidiaries (other than Tax Blocker Subsidiaries) to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.  The Company will, and will cause each of its Subsidiaries (other than Tax Blocker Subsidiaries) to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.  The Company and its Subsidiaries (other than Tax Blocker Subsidiaries) have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries (other than Tax Blocker Subsidiaries) to, continue to maintain such system.

Section 9.7.      Subsidiary Guarantors.  (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co‑borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(i)        enter into (A) an agreement in form and substance reasonably satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries providing a guaranty, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Prepayment Premium or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”) or (B) a joinder to the Subsidiary Guaranty; and

(ii)          deliver the following to each holder of a Note:

(A)       an executed counterpart of such Subsidiary Guaranty or a joinder thereto;

Blackrock Capital Investment Corporation	Note Purchase Agreement
(B)         a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(C)      all customary documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder of the type described in Section 4.3(b); and

(D)      a customary opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)       At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii)  immediately after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if, solely as a result of such Subsidiary Guarantor being released and discharged under any Material Credit Facility (other than in connection with a sale of such Subsidiary or its Equity Interests), any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility specifically for such release (which, for the avoidance of doubt, shall not include any prepayment to any such holders of Indebtedness under such Material Credit Facility in connection with an asset sale or other disposition or any prepayment premium or penalty or any other fee that was part of such Material Credit Facility prior to such release or discharge), the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 9.8.      Status of BDC and RIC.  The Company shall at all times either (a) maintain its status as a “business development company” under the Investment Company Act and as a RIC under the Code, subject to any applicable grace periods set forth in the Code~~.~~ or (b) be a direct or indirect wholly-owned Subsidiary of a Person that qualifies as a “business development company” under the Investment Company Act and as a RIC under the Code, subject to any applicable grace periods set forth in the Code.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 9.9.       Investment Policies.  The Company shall at all times be in compliance with its Investment Policies (or, following the Permitted Company Merger, the Investment Policies of TCPC), except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

Section 9.10.    Rating Confirmation.  (a) The Company shall at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency; provided that in the event a Debt Rating for the Notes is withdrawn, the Company shall have 60 days after such withdrawal to cause an Acceptable Rating Agency to issue a Debt Rating for the Notes.

(b)         At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the Closing) and (y) as soon as available, which in any event shall not be later than the next annual anniversary date, upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating.  In addition to the foregoing information, if the SVO or any other regulatory authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to  procure such information from the Acceptable Rating Agency.

Section 9.11.    Most Favored Lender.  (a) If a Specified Credit Facility shall include any MFL Financial Covenant and (i) such MFL Financial Covenant is not contained in this Agreement or (ii) such MFL Financial Covenant would be more beneficial to the holders of Notes than any analogous restriction, event of default or provision contained in this Agreement (any such restriction, event of default or provision, an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of Notes.  Thereupon, unless waived in writing by the Required Holders within ten (10) Business Days after receipt of such notice by the holders of the Notes, such Additional Covenant (including any associated cure or grace period) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein or so removed, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under such Specified Credit Facility.  Thereafter, upon the request of any holder of a Note, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.

(b)         Any Additional Covenant (including any associated cure period) incorporated into this Agreement pursuant to this Section 9.11 (herein referred to as an “Incorporated Covenant”) (i) shall be deemed automatically amended herein to reflect any subsequent waivers, supplements, modifications or amendments made to such Additional Covenant (including any associated cure or grace period) under the Specified Credit Facility that contains the relevant Additional Covenant; provided that if any Default or Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such Additional Covenant would result in such Additional Covenant being less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time as no Default or Event of Default then exists and (ii) shall be deemed automatically deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from the Specified Credit Facility, including if the Specified Credit Facility is terminated or otherwise no longer in effect; provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time as no Default or Event of Default then exists; provided further, however, that in the case of both clauses (i) and (ii) above, if any fee or other consideration shall be given to the lenders under such Specified Credit Facility for such amendment or deletion, the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes.  Upon the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the waiver, supplement, modification or amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof.

Blackrock Capital Investment Corporation	Note Purchase Agreement
If the Company fails to comply with any provision of Section 9 on or after the date of this Agreement and prior to Closing, then any of the Purchasers may elect not to purchase the Notes on the date of Closing.

Section 10.        Negative Covenants.

The Company covenants that, from the date of this Agreement until the Closing and thereafter until the Termination Date:

Section 10.1.   Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, enter into any material transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except

(a)       transactions in the ordinary course of business (it being agreed that affiliate transactions that are expressly permitted to be undertaken by a “business development company” under the Investment Company Act and the rules and regulations promulgated thereunder will be deemed to be in the ordinary course of business for purposes of this Section 10.1) at prices and on terms and conditions not less favorable in any material respect to the Company or such Subsidiary than could be obtained on an arm’s‑length basis from unrelated third parties,

(b)      transactions with one or more Affiliates (including co‑investments) as permitted by any SEC exemptive order (as may be amended from time to time), any no‑action letter or as otherwise permitted by applicable law, rule or regulation or SEC staff interpretations thereof or based on advice of counsel;

(c)        transactions between or among the Company and its Subsidiaries not involving any other Affiliate,

(d)        Restricted Payments permitted by Section 10.6,

(e)        the transactions provided in the Affiliate Agreements,

Blackrock Capital Investment Corporation	Note Purchase Agreement
 (f)        transactions described on Schedule 10.1,

(g)      transactions between or among, on the one hand, the Company and/or any of its subsidiaries, and, on the other hand, any SBIC Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) of the Company and/or any of its subsidiaries at prices and on terms and conditions, taken as a whole, not less favorable in any material respect to the Company and/or such subsidiaries than in good faith is believed could be obtained on an arm’s‑length basis from unrelated third parties,

(h)       any Investment that results in the creation of an Affiliate;

(i)       transactions and payments required under the definitive agreement for any acquisition or Investment permitted under this Agreement (to the extent any seller, employee, officer or director of an acquired entity becomes an Affiliate in connection with such transaction);

(j)      the payment of customary fees and reasonable out‑of‑pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants, investment advisers, administrative service providers and independent contractors of the Company and/or any of its direct or indirect subsidiaries in the ordinary course of business;

(k)       transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Company and/or the applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Company or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(l)        the issuance and sale of Equity Interests to its Affiliates; or

(m)      the Permitted Merger Transactions.

No written consent or waiver shall be required for any conversion or exchange rate and or price adjustment with respect to any convertible or exchangeable debt securities made pursuant to the terms thereof

Section 10.2.     Fundamental Changes. The Company will not, nor will it permit any Subsidiary Guarantor to, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Company will not, nor will it permit any Subsidiary Guarantor to, enter into any transaction of merger or consolidation or amalgamation, or acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day‑to‑day business activities of the Company and its Subsidiaries and not in violation of the terms and conditions of this Agreement.  The Company will not, nor will it permit any Subsidiary Guarantor to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets (including, without limitation, Portfolio Investments) sold, exited or disposed of in the ordinary course of business (including to make expenditures of cash and dispositions of investments in connection with exits and work‑outs in the normal course of the day‑to‑day business activities of the Company and its Subsidiaries) and (y) subject to the provisions of clause (d) below, Portfolio Investments (to the extent not otherwise included in clause (x) of this paragraph).

Blackrock Capital Investment Corporation	Note Purchase Agreement
Notwithstanding the foregoing provisions of this Section:

(a)      any Subsidiary Guarantor of the Company may be merged or consolidated with or into the Company or any other Subsidiary Guarantor; provided that (i)  immediately after giving effect thereto, no Default shall have occurred or be continuing, (ii) if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving ~~corporation~~entity and (iii) if any such transaction shall be between the Company and a Subsidiary Guarantor, the Company shall be the continuing or surviving ~~corporation~~entity;

(b)       any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any wholly owned Subsidiary Guarantor of the Company;

(c)     the capital stock of any Subsidiary Guarantor may be sold, transferred or otherwise dispose of to the Company or any wholly owned Subsidiary Guarantor of the Company;

(d)       the Obligors may sell, transfer or otherwise dispose of Portfolio Investments, Cash and Cash Equivalents to an SPE Subsidiary or an SBIC Subsidiary so long as such transaction is not prohibited by the Bank Credit Agreement or any Replacement Facility;

(e)       any Permitted Merger Transactions shall be permitted;

(f)      any Subsidiary Guarantor may merge or consolidate with any other Person so long as immediately after giving effect thereto no Default shall have occurred or be continuing; provided that (i) if any such transaction shall be between a wholly owned Subsidiary Guarantor and another Person (other than the Company), a wholly owned Subsidiary Guarantor shall be the continuing or surviving ~~corporation~~entity and (ii) if any such transaction shall be between a Subsidiary Guarantor and another Person (other than the Company or a wholly owned Subsidiary Guarantor), a Subsidiary Guarantor shall be the continuing or surviving ~~corporation~~entity;

Blackrock Capital Investment Corporation	Note Purchase Agreement
(g)      the Company and the Subsidiary Guarantors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $10,000,000 in any fiscal year;

(h)      any Subsidiary Guarantor may voluntarily dissolve or liquidate if such Subsidiary Guarantor that does not own, legally or beneficially, assets which in aggregate have a value of $500,000 or more at such time of dissolution or liquidation;  and/or

(i)       the Company or the other Obligors may dissolve or liquidate any SBIC Subsidiary; provided that no portion of any Indebtedness or any other obligations (contingent or otherwise) of such SBIC Subsidiary (a) is, or would as a result of dissolution or liquidation hereunder become, recourse to or obligate the Company or any other Obligor (other than any SBIC Subsidiary) in any way, or (b) subjects, or would as a result of the dissolution or liquidation hereunder subject, any property of the Company or any other Obligor (other than any SBIC Subsidiary) to the satisfaction of such Indebtedness.

Section 10.3.    Line of Business.  The Company will not and will not permit any Subsidiary (other than an Immaterial Subsidiary) to engage to any material extent in any business other than in accordance with its Investment Policies (or, following the Permitted Company Merger, the Investment Policies of TCPC).

Section 10.4.     Economic Sanctions, Etc.  The Company will not, and will not permit any Controlled Entity to (a) take any action that would reasonably be expected to result in the Company or any Controlled Entity becoming (including by virtue of being owned or controlled by a Blocked Person), owning or controlling a Blocked Person or (b) make any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or holder to be in violation of, or at reasonable risk of being sanctioned under, U.S. Economic Sanctions Laws, or (ii) is prohibited  or sanctionable under U.S. Economic Sanctions Laws.

Section 10.5.    Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)       any Lien on any property or asset of the Company existing on the date of the Closing and set forth in Schedule 5.15; provided that (i) no such Lien shall extend to any other property or asset of the Company or any of its Subsidiaries other than improvements or accessions to, proceeds of or replacements for the property or assets that are the subject of such existing Liens and (ii) any such Lien shall secure only those obligations which it secured on the date of the Closing and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than with respect  to interest (whether payable in kind or in cash), premium, fees, financing fees, transaction fees or similar amounts relating to such obligations or such extensions, renewals, refinancing, replacements or other amendments or modifications thereto);

Blackrock Capital Investment Corporation	Note Purchase Agreement
(b)       Liens created pursuant to the Security Documents;

(c)       Liens on the assets of an SPE Subsidiary or an SBIC Subsidiary securing obligations of such Subsidiaries;

(d)      Liens on Special Equity Interests included in the Portfolio Investments of the Company but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests”;

(e)       Liens on assets securing Indebtedness so long as, immediately after giving pro forma effect to the initial grant of such Liens, the Company is in compliance with Section 10.8;

(f)      Liens on assets securing other obligations in an aggregate principal amount at any time outstanding not to exceed $2,500,000;

(g)       Permitted Liens;

(h)       Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA;

(i)        to the extent constituting a Lien, the Permitted Merger Transactions; and/or

(j)       any Lien on any property or asset of the ~~Permitted~~Successor Company ~~Successor~~, existing on ~~the date of~~ the Permitted Company Merger Effective Date; provided that (i) no such Lien shall extend to any other property or asset of the ~~Permitted~~Successor Company ~~Successor~~ or any of its Subsidiaries other than improvements or accessions to, proceeds of or replacements for the property or assets that are the subject of such existing Liens and (ii) any such Lien shall secure only those obligations which it secured on the ~~date of the closing of the~~ Permitted Company Merger Effective Date and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than with respect  to interest (whether payable in kind or in cash), premium, fees, financing fees, transaction fees or similar amounts relating to such obligations or such extensions, renewals, refinancing, replacements or other amendments or modifications thereto).

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 10.6.    Restricted Payments.  The Company will not, nor will it permit any of its Subsidiaries (other than any SPE Subsidiary, SBIC Subsidiary or Tax Blocker Subsidiary) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Company may declare and pay:

(a)      dividends with respect to the capital stock of the Company to the extent payable in additional shares of the Company’s ~~common~~capital stock;

(b)      dividends and distributions in either case in cash or other property (excluding for this purpose the Company’s ~~common~~capital stock) in any taxable year of the Company in amounts not to exceed ~~the amount that is estimated in good faith by the Company to be required to (i~~110% of the amounts that would be required to be distributed by the Company to (A) allow the Company to satisfy the minimum distribution requirements imposed by section 852(a) of the Code to maintain its eligibility to be taxed as a RIC for any such taxable year, (B) reduce to zero for any such taxable year ~~or for the previous taxable year,~~its liability for federal income taxes imposed on (y) its investment company taxable income ~~(within the meaning of~~pursuant to section 852(b)(~~2~~1) of the Code~~)~~, ~~and reduce to zero the tax imposed by~~or (z) its net capital gain pursuant to section 852(b)(3) of the Code, and (~~ii~~C) ~~avoid~~reduce to zero its liability for federal excise taxes for any such ~~taxable~~calendar year imposed ~~by~~pursuant to section 4982 of the Code, in the case of each of (A), (B), and (C), calculated assuming that the Company had qualified to be taxed as a RIC;

(c)      dividends and distributions in each case in cash or other property (excluding for this purpose the Company’s ~~common~~capital stock) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and immediately after giving effect thereto no Default shall have occurred and be continuing; provided that, if such Restricted Payment is a scheduled dividend of the Company, then such Restricted Payment shall be deemed to comply with this Section 10.6(c) so long as no Default or Event of Default shall have occurred and be continuing at the time of declaration and (A) such payment is made within seventy five (75) days after declaration thereof or (B) no Event of Default shall have occurred and be continuing at the time of payment or immediately after giving effect thereto;

(d)      any delivery or payment (i) in connection with, or as part of, the termination or settlement of any Permitted Warrant, (ii) in connection with entering into a Permitted Convertible Note Hedge and (iii) in connection with the replacement of any existing Permitted Convertible Note Hedge with a substantially similar Permitted Convertible Note Hedge;

(e)       any Restricted Payments, so long as (i) as of the date of such Restricted Payment, no Event of Default has occurred and is continuing and (ii) after giving pro forma effect to such Restricted Payment, the Company is in compliance with Section 10.8; and/or

Blackrock Capital Investment Corporation	Note Purchase Agreement
(f)         any Restricted Payments made to effect any Permitted Merger Transaction.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of the Company to the Company or to any other Subsidiary Guarantor.

Section 10.7.    Investments.  The Company will not, nor will it permit any of its Subsidiaries (other than any SPE Subsidiary, SBIC Subsidiary or Tax Blocker Subsidiary) to, acquire, make or enter into, or hold, any Investments except:

(a)       operating deposit accounts and securities accounts with banks and other financial institutions;

(b)      Investments by (i) the Company and the Subsidiary Guarantors in the Company and the Subsidiary Guarantors and (ii) by Subsidiaries of the Company that are not Subsidiary Guarantors in the Company or any of its Subsidiaries;

(c)       Hedging Agreements entered into in the ordinary course of the Company’s and its Subsidiaries’ financial planning and not for speculative purposes;

(d)       Portfolio Investments, Cash and Cash Equivalents by the Company and its Subsidiaries to the extent such Investments are permitted under the provisions of the Investment Company Act applicable to business development companies and the Company’s Investment Policies;

(e)       Equity Interests in (or capital contributions to) any SPE Subsidiary, SBIC Subsidiary or Tax Blocker Subsidiary to the extent not prohibited by Section 10.2(d);

(f)        Investments constituting Permitted Convertible Note Hedges;

(g)       Investments held on the date of the Closing and listed on Schedule 10.7 (as may be updated by the Company for a Closing pursuant to a Supplement executed and delivered in connection with such Closing); and

(h)      additional Investments acquired, made, entered into or held after the date of the Closing up to but not exceeding $10,000,000 in the aggregate.

For purposes of clause (h) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment; provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write‑off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividend, distributed or otherwise paid out.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 10.8.     Certain Financial Covenants.

(a)       Minimum Shareholders’ Equity.  The Company will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Company to be less than the greater of (i) 33% of the total assets of the Company and its Subsidiaries as at the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP) and (ii) $240,000,000 plus 25% of the net proceeds of the sale of Equity Interests by the Company and its Subsidiaries after the date of the Closing, which in any event shall not include dividends, distributions or other payments in respect of such Equity Interests that are paid in Equity Interests in respect of such Equity Interests nor Equity Interests issued in connection with Permitted Merger Transactions.

(b)      Debt Coverage Ratio.  The Company will not permit the Debt Coverage Ratio as of the last day of any fiscal quarter to be less than 1.50 to 1.00 at any time.

(c)      ~~The~~Prior to the Permitted Company Merger, the Company will not permit the “asset coverage” ratio under the Investment Company Act as of the date of (i) the incurrence of any Indebtedness for borrowed money or (ii) the making of any cash dividend to shareholders, to be less than the percentage required under the Investment Company Act, in each case, immediately after giving pro forma effect to such incurrence or dividend, as applicable.  Following the Permitted Company Merger, the Company will not permit its “asset coverage” ratio, calculated in accordance with the Investment Company Act, as of the date of (i) the incurrence of any Indebtedness for borrowed money or (ii) the making of any cash dividend to shareholders, to be less than the percentage that would have been required if the Company were still regulated under the Investment Company Act, in each case, immediately after giving pro forma effect to such incurrence or dividend, as applicable.

Section 10.9.     Certain Restrictions on Subsidiaries.  The Company will not permit any of its Subsidiaries (other than any SPE Subsidiary, SBIC Subsidiary or Tax Blocker Subsidiary) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property; provided that the foregoing shall not apply to (i) indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby so long as it is not, in the Company’s good faith judgment, materially more restrictive or burdensome in respect of the foregoing activities than this Agreement and (ii) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other disposition of any asset permitted by this Agreement or any Lien permitted by this Agreement on such asset so long as the applicable restrictions only apply to the assets subject to such lease, sale, other disposition or Lien.

Section 10.10. SBIC Guarantee.  The Company will not, nor will it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.

Blackrock Capital Investment Corporation	Note Purchase Agreement
If the Company fails to comply with any provision of Section 10 on or after the date of this Agreement and prior to Closing, then any of the Purchasers may elect not to purchase the Notes on the date of Closing.

Section 11.        Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)        the Company defaults in the payment of any principal, Prepayment Premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)        the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)          (i) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), 9.10 or 10.8 or any Incorporated Covenant (provided that cure of any underlying Default or Event of Default or delivery of any required notice shall cured any existing Default or Event of Default pursuant to Section 7.1(d)) or (ii) any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c); or

(d)          the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)), in any Supplement or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)) (provided that, with respect to any covenant or other term that provides for performance by a date certain (including, without limitation, Section 7.1) shall be deemed cured by performance thereof on or after the required date unless, prior to such performance, the Company has received written notice thereof from the Required Holders); or

(e)          (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any Supplement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or in any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

Blackrock Capital Investment Corporation	Note Purchase Agreement
(f)          (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make‑whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any financial or negative covenant (other than (1) any default set forth in clause (i) above, or (2) any default that is immaterial to the operations or performance of the Company or such Significant Subsidiary and that is not reasonably likely to have a material impact on the operations or performance of the Company or such Significant Subsidiary) of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any other term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment,  or (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of such Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000; provided that this clause (f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, the net cash proceeds of which are used to repay such Indebtedness within thirty (30) days after such sale or transfer; or (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible debt) or (3) a default, event, or condition that relates to a Change in Control with respect to which Section 8.8 applies; or

(g)          the Company ~~or~~, any Significant Subsidiary ~~(~~or, following the Permitted Company Merger, TCPC, (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (v) is adjudicated as insolvent or to be liquidated; or

Blackrock Capital Investment Corporation	Note Purchase Agreement
(h)          a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company ~~or~~, any of its Significant Subsidiaries or, following the Permitted Company Merger, TCPC, a custodian, receiver, trustee or other officer with similar powers with respect to ~~it~~the Company, such Significant Subsidiary or, following the Permitted Company Merger, TCPC,  or with respect to any substantial part of ~~its~~the Company’s, such Significant Subsidiary’s, or following the Permitted Company Merger, TCPC’s, property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding‑up or liquidation of the Company ~~or~~, any of its Significant Subsidiaries or, following the Permitted Company Merger, TCPC, or any such petition shall be filed against the Company ~~or~~, any of its Significant Subsidiaries or, following the Permitted Company Merger, TCPC, and such petition shall not be dismissed within 60 days; or

(i)          any event occurs with respect to the Company ~~or~~, any Significant Subsidiary or, following the Permitted Company Merger, TCPC, which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)         one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000, including any such final order enforcing a binding arbitration decision, (to the extent not covered by independent third‑party insurance or by an enforceable indemnity) are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)         if (i) any Plan shall fail to satisfy the applicable minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non‑U.S. Plans exceeds the aggregate current value of the assets of such Non‑U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post‑employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non‑U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non‑U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.  As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

Blackrock Capital Investment Corporation	Note Purchase Agreement
(l)          (i) any Subsidiary Guaranty shall cease to be in full force and effect, (ii) any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or (iii) the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty, except in the cases of clauses (i) and (ii) above pursuant to a transaction permitted hereunder; or

(m)        (i) prior to the Permitted Company Merger, the Company shall cease to be managed by the External Manager or a Permitted Manager or (ii) following the Permitted Company Merger, the assets of the Company, as a Subsidiary of TCPC, shall cease to be managed by the External Manager or a Permitted Manager.

Section 12.        Remedies on Default, Etc.

Section 12.1.   Acceleration.  (a)  If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)         If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)          If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Prepayment Premium, in each case determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Prepayment Premium by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 12.2.     Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.    Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Prepayment Premium, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Prepayment Premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non‑payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.     No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable and documented out‑of‑pocket costs and expenses of up to one firm of outside counsel for all of the holders of Notes collectively, incurred in any enforcement or collection under this Section 12.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 13.         Registration; Exchange; Substitution of Notes.

Section 13.1.    Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.    Transfer and Exchange of Notes.  (a) Subject to clause (b) below, any registered holder of a Note or a Purchaser (an “Assigning Party”) may assign to one or more assignees (other than a Competitor) (an “Assignee”) all or a portion of its rights and obligations under its Note and/or under this Agreement.

(b)        Any such assignment or transfer shall be subject to the following conditions: (i) the Assigning Party shall deliver to the Company a written instrument of transfer duly executed by the Assigning Party or such Assigning Party’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof; (ii) the Assignee shall have made the representations set forth in Section 6.2 to the Company; and (iii) an exemption from registration of the Notes under the Securities Act is available.

(c)        Upon satisfaction of the conditions set forth in clause (b) above and upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (and of the same tranche if such Series has separate tranches) (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or Schedule 1(b), as applicable, or attached to the applicable Supplement with respect to any Additional Notes.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a tranche, one Note of such tranche may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 13.3.   Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (including a lost note affidavit in form and substance reasonably satisfactory to the Company), and

(a)         in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or Additional Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.        Payments on Notes.

Section 14.1.    Place of Payment.  Subject to Section 14.2, payments of principal, Prepayment Premium, if any, or interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company in such jurisdiction.  The Company (or its agent or sub‑agent) may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company, the principal office of the Company’s agent or sub‑agent in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.    Payment by Wire Transfer.  So long as any Purchaser or Additional Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company (or its agent or sub‑agent) will pay all sums becoming due on such Note for principal, Prepayment Premium, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule or, in the case of any Additional Purchaser, Schedule A attached to any Supplement to which such Additional Purchaser is a party or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or Additional Purchaser or its nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same tranche pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser or Additional Purchaser under this Agreement or any Supplement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 14.3.    FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder.  Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15.        Expenses, Etc.

Section 15.1.    Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out of pocket costs and expenses (but limited, in the case of attorney’s fees and expenses, to the reasonable and documented attorneys’ fees of one special counsel for, collectively, the Purchasers and each other holder of a Note, taken as a whole, and, if reasonably required by the Required Holders, one local or other counsel in each relevant jurisdiction) incurred by the Purchasers, the Additional Purchasers, if any, and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work‑out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500 for each Series or tranche.  If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

Blackrock Capital Investment Corporation	Note Purchase Agreement
The Company will pay, and will save each Purchaser, Additional Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser and an Additional Purchaser, or other holder in connection with its purchase of the Notes), and (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out‑of‑pocket attorneys’ fees of one special counsel for, collectively, the Purchasers and each other holder of a Note, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, in each case other than any judgment, liability, claim, order, decree, fine, penalty, cost, fee judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by such Purchaser or such holder of a Note or (y) a claim between a Purchaser  or holder of a Note, on the one hand, and any other Purchaser or holder of a Note, on the other hand (other than claims arising out of any act or omission by the Company and/or its Affiliates).

Section 15.2.    Certain Taxes.  The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement (including any Supplement), or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement (including any Supplement), or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.    Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement any Supplement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 16.        Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any Additional Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and Additional Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.        Amendment and Waiver.

Section 17.1.    Requirements.

(a)          Amendments.  Except as set forth in Section 9.11 and subject to paragraphs (b), (c) and (d) below, this Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(1)          no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any Purchaser or Additional Purchaser unless consented to by such Purchaser or Additional Purchaser in writing; and

(2)          no amendment or waiver may, without the written consent of each Purchaser, Additional Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Prepayment Premium, in each case, with respect to such Series of Notes; (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 (or such corresponding provision of any Supplement)) and Section 11(a), 11(b), 12, 17 or 20.

(b)          Supplements.  Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with, and in compliance with, Sections 2.2 and 4.14 hereof without obtaining the consent of any holder of any other Series of Notes.

Blackrock Capital Investment Corporation	Note Purchase Agreement
          ~~(c)          Permitted Company Merger.  Notwithstanding anything to the contrary contained herein, this Agreement (including any Supplement) and the Notes may be amended in connection with any Permitted Company Merger, including such reasonable changes necessary to reflect that the Successor Company, if not the Company, has assumed the rights and obligations of the Company under this Agreement and the Notes, changes to Subsidiary Guarantors  and amendments to Section 10 in light of the organization structure of the Successor Company and its subsidiaries and/or to conform with the terms of any Replacement Facility (collectively, the “Permitted Company Merger Amendments”); provided that the Permitted Company Merger Amendments may not (x) relieve the Company (or the Successor Company, as applicable) from its obligation to prepay the Notes of any holder that accepts an applicable offer to prepay in accordance with Section 8.10(c) or (y) extend the applicable Section 8.10 Proposed Prepayment Date. Any such proposed Permitted Company Merger Amendments shall be provided to each holder of the Notes. Any holder may object thereto within ten Business Days of the posting of such Permitted Company Merger Amendments.  Following the receipt of any objection, the Company (or the Successor Company, as applicable) shall, at its option, either (i) accept the changes proposed by the holders and enter into documentation reflecting the same or (ii) no later than the date that is ten Business Days prior the expected date of the Permitted Company Merger, offer to prepay all, but not less than all, of the Notes in accordance with Section 8.10. The Permitted Company Merger Amendments shall become effective without any further action of any holder on the earlier of (1) the date that the Permitted Company Merger is consummated and (2) the date on which any required prepayment is made in accordance with Section 8.10(d) to any holder who accepts such prepayment offer in accordance with Section 8.10(c).~~

          (c)          [Reserved].

         (d)        Ineligible Holder. Notwithstanding any provision of this Agreement to the contrary, if any holder of a Note becomes an Ineligible Holder, then, so long as such holder of a Note is an Ineligible Holder, the Notes held by any Ineligible Holder or with respect to which an Ineligible Holder is committed to purchase under this Agreement or any Supplement shall not be included in determining whether all holders of Notes, each affected holder of a Note, the Required Holders or such other number of holders of the Notes as may be required hereby or under any Supplement or Note have taken or may take any action hereunder.

Section 17.2.     Solicitation of Holders of Notes.

         (a)          Solicitation.  Except as otherwise set forth herein with respect to Ineligible Holders, the Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes or any Subsidiary Guaranty; provided that no Sanctioned Holder shall be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the other holders of the Notes or between any holder of the Notes and the Company and/or any Subsidiary Guarantor or (ii) receive any information required to be provided to the Purchasers or holders of the Notes by this Section 17.2. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each Purchaser and each holder of a Note (other than a Sanctioned Holder) promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

Blackrock Capital Investment Corporation	Note Purchase Agreement
         (b)          Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof, any Supplement or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and holder of a Note even if such holder did not consent to such waiver or amendment.

         (c)          Consent in Contemplation of Transfer.  Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.    Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and any Purchasers or holders of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 17.4.   Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 18.        Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy to any Person who has provided its telecopy number in its notice instructions, if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by e‑mail, provided, that, in the case of this clause (d), upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder.  Any such notice must be sent:

(i)          if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)            if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)          if to the Company, to ~~40 East 52nd Street,~~50 Hudson Yards New York, NY ~~10022~~10001, Attention of Nik Singhal (E‑mail: nik.singhal@blackrock.com and bcic-finance@blackrock.com), or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv)          if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19.        Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser or Additional Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or Additional Purchaser, may be reproduced by such Purchaser or Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or Additional Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 20.         Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any Supplement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser or Additional Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or Additional Purchaser or any Person acting on such Purchaser’s or Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or Additional Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser or Additional Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser or Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser and Additional Purchaser, provided that such Purchaser or Additional Purchaser may deliver or disclose Confidential Information to (i) its affiliates (who are not Competitors) and its and their respective directors, officers, employees, agents, attorneys, trustees and partners (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) and such disclosure is made on a confidential basis, (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or Additional Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or Additional Purchaser may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under such Purchaser’s or Additional Purchaser’s Notes, this Agreement or any Subsidiary Guaranty.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

Blackrock Capital Investment Corporation	Note Purchase Agreement
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or Additional Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or Additional Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.         Substitution of Purchaser.

Each Purchaser or Additional Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or Additional Purchaser or any one of such other Purchaser’s or Additional Purchaser’s Affiliates (other than any Competitor) (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or Additional Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) or any Additional Purchaser in any Supplement, shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser or Additional Purchaser, as the case may be.  In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder or any Additional Purchaser in any Supplement and such Substitute Purchaser thereafter transfers to such original Purchaser or Additional Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser or Additional Purchaser, as the case may be, and such original Purchaser or Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.        Miscellaneous.

Section 22.1.   Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) permitted hereby, whether so expressed or not, except that, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder, except as permitted pursuant to Section 10.2.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Section 22.2.    Accounting Terms.  (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825‑10‑25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)          If the Company notifies the holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of the Closing in GAAP or in the application thereof on the operation of such provision (or if the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company and the holders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and agreed to by the Company and the Required Holders (or until such notice shall have been withdrawn), the Company’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change in GAAP becomes effective.

Section 22.3.    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.    Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Blackrock Capital Investment Corporation	Note Purchase Agreement
Defined terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, law, statute, rule, regulation, form or other document herein shall be construed as referring to such agreement, instrument law, statute, rule, regulation, form or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5.    Counterparts; Electronic Contracting.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.  The parties agree to electronic contracting and signatures with respect to this Agreement.  Delivery of an electronic signature to, or a signed copy of, this Agreement or any Supplement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 22.6.    Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.   Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company and each Purchaser and Additional Purchaser irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company and each Purchaser and Additional Purchaser irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Blackrock Capital Investment Corporation	Note Purchase Agreement
(b)      The Company and each Purchaser and Additional Purchaser agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)      The Company and each Purchaser and Additional Purchaser consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company and each Purchaser and Additional Purchaser agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)      Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.8.     Termination.            This Agreement shall terminate on the Termination Date.

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[Signature Pages Intentionally Omitted]

SCHEDULE A

Schedule A to Master Note Purchase Agreement

Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“2022 Notes” means the Company’s 5.00% Convertible Senior Notes due 2022.
“Acceptable Rating Agency” means (a) Fitch, Inc., Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, Kroll Bond Rating Agency, or DBRS, Inc., or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC, other than Egan Jones Rating Company and its successors.
“Additional Covenant” is defined in Section 9.11.
“Additional Notes” is defined in Section 2.2.
“Additional Purchasers” means purchasers of Additional Notes.
“Adjusted Interest Rate” is defined in Section 1.2(c).
“Adjusted SOFR Rate” means, for any Floating Interest Period, the rate per annum equal to Benchmark for such Floating Interest Period plus the Margin.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company; provided that, other than in the definition of “Required Holders”, none of the following shall be considered an “Affiliate” of the Company: any Person that constitutes an Investment held by the Company, any Excluded Subsidiary or any Tax Blocker Subsidiary formed in the ordinary course of business.
“Affiliate Agreements” means collectively, (a) the Second Amended and Restated Investment Management Agreement, dated as of May 2, 2020, between the Company and BlackRock Capital Investment Advisors, LLC, (b) the Administration Agreement, dated as of August 4, 2005, between the Company and BlackRock Financial Management, Inc. and (c) following the Permitted Company Merger similar agreements set forth in the report of TCPC on Form 10‑K for the fiscal year ended immediately following the Permitted Company Merger.
Schedule A
(to Note Purchase Agreement)

“Agreed Foreign Currency” means, at any time, Euros, CAD, and, with the agreement of each applicable lender under the Bank Credit Agreement or a Replacement Facility, any other Foreign Currency, so long as, in each case, at such time (a) (i) other than in the case of CAD, such Foreign Currency is dealt with in the London interbank deposit market, or (ii) in the case of CAD, the relevant local market for obtaining quotations, (b) other than in the case of CAD, such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) (i) other than in the case of Euro, no central bank or other governmental authorization in the country of issue of such Foreign Currency or (ii) in the case of the Euro, any authorization by the European Central Bank is, in each case, required to permit use of such Foreign Currency by any applicable lender under the Bank Credit Agreement or a Replacement Facility.
“Agreement” means this Master Note Purchase Agreement, including all Supplements, Schedules and Exhibits attached to this Agreement (including all Schedules and Exhibits attached to any Supplement), as each may be amended, restated, supplemented or otherwise modified from time to time.
“Anti‑Corruption Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti‑Money Laundering Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Assumption Agreement” is defined in Section 8.8.
“Bank Credit Agreement” means that certain Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of February 19, 2016, by and among the Company, as the borrower, and certain banks and other financial intuitions party thereto from time to time as lenders and Citibank, N.A., as administrative agent, as the same may be amended, restated, amended and restated, supplemented, extended, renewed, refinanced, substituted or otherwise modified or replaced from time to time.
“Below Investment Grade Event” is defined in Section 1.2(d).
“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Floating Rate Required Holders as of the Benchmark Replacement Date:
(a)  the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(b)  the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
(c)  the sum of: (a) the alternate rate of interest that has been selected by Floating Rate Required Holders as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes with a Corresponding Tenor at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined the Floating Rate Required Holders as of the Benchmark Replacement Date:
(a)  the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(b)  if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or
(c)  the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Floating Rate Required Holders giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes with a Corresponding Tenor at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Floating Rate Required Holders, in consultation with the Company, decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Floating Rate Required Holders, in consultation with the Company, decide that adoption of any portion of such market practice is not administratively feasible or if the Floating Rate Required Holders or the Company determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Floating Rate Required Holders, in consultation with the Company, determine is reasonably practicable).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then- current Benchmark (including any daily published component used in the calculation thereof):
(a)  in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(b)  in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(a)  a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);
(b)  a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(c)  a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“BlackRock Parent” means BlackRock, Inc., a Delaware corporation.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked under sanctions that have been imposed under U.S. Economic Sanctions Laws or by the European Union, the United Kingdom, or the United Nations or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“CAD” denotes the lawful currency of Canada.
“Called Principal” is defined in Section 8.6.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet or statement of assets and liabilities, as applicable, of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any obligations under a lease that would have been classified as an operating lease and not a capital lease under GAAP as in effect prior to the adoption of Accounting Standards Update No. 2016‑02, Leases (Topic 842) shall not be treated as a Capital Lease Obligations for the purposes of this Agreement.
“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.
“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:
(a)  U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;
(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A‑1 from S&P and at least P‑1 from Moody’s;
(c)  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction of British Pounds Sterling or any Agreed Foreign Currency; and (ii) having, at such date of acquisition, a credit rating of at least A‑1 from S&P and at least P‑1 from Moody’s; and
(d)  fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) a bank or broker‑dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A‑1 from S&P and at least P‑1 from Moody’s;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest‑only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities or repurchase agreements) shall not include the amount of any such investment representing more than 10% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in British Pounds Sterling, Dollars or an Agreed Foreign Currency.
“Closing” is defined in Section 3 and shall include each closing under a Supplement.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the first paragraph of this Agreement; provided that following the Permitted Company Merger, “Company” shall mean the Successor Company.
“Competitor” means (a) any entity that has elected to be regulated as a “business development company” under the Investment Company Act; (b) any Person who is not an Affiliate of the Company or any of its Subsidiaries and who engages, as its primary business, in (i) the same or similar business as a material business of the Company or any of its Subsidiaries or (ii) the business of providing or buying loans to middle market companies and such Person is not a bank or an insurance company; or (c) any Affiliate of any of the foregoing entities described in clauses (a) or (b) (other than an Affiliate that (i) has not elected to be regulated as a “business development company” under the Investment Company Act, (ii) does not engage, as its primary business, in the business of providing loans in the middle market, (iii) has established procedures which will prevent confidential information supplied to such Affiliate from being transmitted or otherwise made available to such affiliated entities described in clauses (a) or (b), and (iv) is managed by Persons other than Persons who manage such affiliated entities described in clauses (a) or (b)); provided that:
(i)  the provision of investment advisory services by a Person to a Plan which is sponsored, maintained, contributed to or required to be contributed to by a Person which would otherwise be a Competitor shall not in any event cause the Person providing such services to be deemed to be a Competitor, provided that such Person providing such services has established and maintains procedures which will prevent Confidential Information supplied to such Person from being transmitted or otherwise made available to such Plan or to such Person who would otherwise be a Competitor;
(ii)  in no event shall an Institutional Investor be deemed a Competitor if such Institutional Investor is a “pension plan” (as defined in Section 3(2) of ERISA) sponsored by a Person which would otherwise be a Competitor but which is a regular investor in privately placed Securities and such pension plan has established and maintains procedures which will prevent Confidential Information supplied to such pension plan by the Company from being transmitted or otherwise made available to such plan sponsor or participating or contributing employer which would otherwise be a Competitor;

(iii)  in the event that any Private Placement Agent that would otherwise be deemed to be a Competitor pursuant to the foregoing provisions of this definition, such Private Placement Agent shall not be deemed to be a Competitor if such Private Placement Agent holds the Notes only in connection with its role as an intermediary in the prompt and expeditious sale in accordance with customary financial market conditions of the Note or Notes owned by one Institutional Investor who is not a Competitor to another purchasing Institutional Investor who is not a Competitor and such Private Placement Agent has established procedures which will prevent confidential information supplied to either the selling or buying Institutional Investor by the Company from being transmitted or otherwise made available to such Private Placement Agent or any of its Affiliates in any capacity other than as the agent and intermediary in connection with such sale of any such Note or Notes; and
(iv)  in no event shall an initial Purchaser or Additional Purchaser be deemed a Competitor.
“Compounded SOFR” will be determined by the Company in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:
“SOFR Index Start” means for periods other than the initial interest period, the SOFR Index value on the preceding Floating Interest Rate Determination Date, and, for the initial interest period, the SOFR Index value on June 7, 2022;
“SOFR Index End” means the SOFR Index value on the Floating Interest Rate Determination Date relating to the applicable Floating Rate Note Payment Date (or in the final interest period, relating to the applicable maturity date); and
“d” is the number of calendar days in the relevant Observation Period.
For purposes of determining Compounded SOFR,

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the Floating Rate Note Payment Date for such interest period (or in the final interest period, preceding the applicable maturity date).
“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the FRBNY (or a successor administrator of SOFR). “SOFR Administrator’s Website” means the website of the FRBNY, currently athttp://www.newyorkfed.org,  or any successor source.
“SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(1)  the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or
(2)  if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.
“SOFR Index Unavailable Provisions” means if a SOFR Index Start or SOFR Index End is not published on the associated Floating Interest Rate Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information.  For the purposes of this provision, references in the SOFR averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.
“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Confidential Information” is defined in Section 20.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and any Affiliates that are Controlled by it.
“Convertible Debt” means (a) the 2022 Notes and (b) unsecured Indebtedness of the Company that is (i) convertible into Equity Interests of the Company and/or settled through any combination of Equity Interests and the payment of Cash (which may be guaranteed by any or all of the Subsidiary Guarantors) and (ii) determined by the Company in good faith to be incurred pursuant to documentation containing terms customary for convertible debt securities issued in the capital markets at the time of incurrence.
“Corresponding Tenor” a tenor (including overnight) or any Floating Interest Period having approximately the same length (disregarding business day adjustment) as the Notes.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a payment delay) being established by the Floating Rate Required Holders in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business credit facilities; provided, that if the Floating Rate Required Holders or the Company decide that any such convention is not administratively feasible for the Floating Rate Required Holders or the Company, then the Floating Rate Required Holders may, in consultation with the Company, establish another convention in their reasonable discretion.
“DBRS” means DBRS, Inc. or any successor thereto.
“Debt Coverage Ratio” means, at any time, the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP of (a) the Value of total assets of the Company and its Subsidiaries at such time, less all liabilities (other than Indebtedness hereunder and any other Indebtedness) of the Company and its Subsidiaries at such time, to (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries at such time.
“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Series or tranche of Notes, that rate of interest per annum that is 2.0% above the rate of interest then in effect (including the applicable floating interest rate during such period in the case of the Floating Rate Notes) on the applicable Series or tranche of Notes.
“Disclosure Documents” is defined in Section 5.3.
“Dollars” or “$” refers to lawful money of the United States of America.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Environmental Laws” means any applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or settlement or consent agreements relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, excluding, in each case, Convertible Debt.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414(b), (c), (m) or (o) of the Code.
“Euro” means the single currency of the Participating Member States of the European Union as constituted by the Treaty on European Union and as referred to in the legislation of the European Union relating to the European Monetary Union.
“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect
“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Subsidiaries” means, collectively, (a) any SPE Subsidiary, (b) any SBIC Subsidiary, (c) any bankruptcy remote special purpose vehicle, (d) any Person that is not, under GAAP, consolidated on the financial statements of the Company and its Subsidiaries, and (e) any Subsidiary of any of the foregoing.
“External Manager” means (a) (i) prior to the Permitted Company Merger, BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company, and (ii) following the Permitted Company Merger, Tennenbaum Capital Partners, LLC, a Delaware limited liability company, and (b) following a Permitted Manager Merger, the Successor Manager.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“First Amendment Effective Date” means March 13, 2024.
“Fitch” means Fitch Ratings, Ltd. or any successor thereto.
“Fixed Rate Note” means any Tranche A Note and the “Fixed Rate Notes” means the Fixed Rate Notes.
“Floating Interest Rate Determination Date” means the date two U.S. Government Securities Business Days before each Floating Rate Note Payment Date.
“Floating Interest Period” means, with respect to the Floating Rate Notes, each period from and including a Floating Rate Note Reset Date to but excluding the immediately subsequent Floating Rate Note Reset Date. Notwithstanding the foregoing, (a) the first Floating Interest Period shall begin on the date of the Closing and end on September 9, 2022 and (b) the final Floating Interest Period shall end on, and exclude the earlier of (x) the respective date on which the principal amount of the Notes are paid in full and (y) December 9, 2025.
“Floating Rate Note” means any Tranche B Note and the “Floating Rate Notes” means the Floating Rate Notes.
“Floating Rate Note Payment Date” means the 9th day of March, June, September and December in each year.

“Floating Rate Note Reset Date” means the 9th day of March, June, September and December in each year, commencing with the date of the Closing.
“Floating Rate Required Holders” means, at any time, the holders of greater than 50.00% in principal amount of each Series of the Floating Rate Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates or any Portfolio Investment),
“Floor” means zero basis points.
“Foreign Currency” means at any time any currency other than Dollars.
“Form 10‑K” is defined in Section 7.1(b).
“Form 10‑Q” is defined in Section 7.1(a).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“GIP” means Global Infrastructure Management, LLC, a Delaware limited liability company.
“GIP Acquisition” means the acquisition by BlackRock Parent, directly or indirectly, of all of the business and assets of GIP, as described more fully in the GIP Transactions Filing.
“GIP Transactions” means collectively, (a) the GIP Acquisition, (b) (i) the transactions taken in connection with and reasonably related to consummating the GIP Acquisition, including the entry into, and performance of, any merger, acquisition, reorganization, purchase, sale or similar transaction agreement among any of the BlackRock Parent, GIP and/or any of their respective Subsidiaries to implement the GIP Transactions and other reorganization transactions in connection with the GIP Acquisition, including those described in the GIP Transactions Filing and (ii) all other transactions reasonably incidental to, or necessary for the consummation of, the foregoing and (c) the payment of fees, expenses and other amounts in connection with any of the foregoing.
“GIP Transactions Filing” means the Form 8-K (including and the exhibits filed therewith or incorporated by reference therein) filed by BlackRock Parent with the SEC on January 12, 2024.
“Governmental Authority” means
(a)  the government of
(i)  the United States of America or any state or other political subdivision thereof, or
(ii)  any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)  any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, excluding, with respect to any Subsidiary Guarantor, any Hedging Agreements which are Excluded Swap Obligations with respect to such Subsidiary Guarantor.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Immaterial Subsidiary” means any Subsidiary of the Company having an aggregate asset value, together with its Subsidiaries on a consolidated basis, not in excess of $2,500,000 that is designated as an Immaterial Subsidiary by the Company in writing to the holders of the Notes from time to time (it being understood that the Company may at any time change any such designation (and shall provide the holders of the Notes with notice of any such change in designation)); provided that (x) the aggregate assets of such Immaterial Subsidiaries and their Subsidiaries (on a consolidated basis), as of the date of the most recent balance sheet required to be delivered pursuant to Section 7.1, collectively, do not exceed an amount equal to 3.0% of the consolidated assets of the Company and its Subsidiaries as of such date and (y) at the time of any such designation, no Default or Event of Default shall have occurred and be continuing.  If, as of the date of the most recent balance sheet required to be delivered pursuant to Section 7.1, the aggregate assets of such Immaterial Subsidiaries and their Subsidiaries, collectively, exceed 3.0% of the consolidated assets of the Company and its Subsidiaries as of such date, then, from and after the 15th day after the date of the delivery of such financial statements pursuant hereto, one or more of such Subsidiaries to be selected by the Company shall for all purposes of this Agreement no longer be deemed to be Immaterial Subsidiaries until such excess shall have been eliminated (and notice of such selection shall be delivered to the holders of the Notes).
“Incorporated Covenant” is defined in Section 9.11.
“Indebtedness” of any Person means, without duplication,
(a)  all obligations of such Person for borrowed money or with respect to deposits or advances of any kind,
(b)  all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(c)  all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,
(d)  all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business),
(e)  all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,
(f)  all Guarantees by such Person of Indebtedness of others,
(g)  all Capital Lease Obligations of such Person,
(h)  all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and
(i)  all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Ineligible Holder” means any holder of a Note that (a) has become (or has any parent company thereof that has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (b) become (or has any parent company thereof that has become) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or (c) is a Sanctioned Holder, and, as a result of any of the foregoing clauses (a), (b) or (c), is not permitted by any Governmental Authority or legal proceeding to vote its holdings of Notes under this Agreement.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.
“Investment Grade” means in respect of the Notes a rating of (a) “BBB-” or better by S&P, (b) “Baa3” or better by Moody’s, (c) “BBB-” or better by Fitch, (d) “BBB‑” or better by DBRS, (e) “BBB-“ better by Kroll Bond Rating Agency or (f) its equivalent by any other Acceptable Rating Agency.
“Investment Policies” means, with respect to the Company or TCPC, as applicable, the investment objectives, policies, restrictions and limitations as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, restrictions on assignments or transfers, buyout rights, voting rights, right of first offer or refusal thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and, in the case of portfolio investments (including Portfolio Investments) that are equity securities, excluding customary drag along, tag along, buyout rights, voting rights, right of first offer or refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).
“Margin” means 3.14% (314 basis points).
“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Company or a change in general market conditions or values of the Investments), (b) the ability of the Company to perform its payment obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its payment obligations under its Subsidiary Guaranty, or (d) other than as a result of a transaction not prohibited by this Agreement or as a result of the action or in-action of a Purchaser or other holder of a Note, the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means, as to the Company and its Subsidiaries,
(a)  the Bank Credit Agreement and any Replacement Facility; and
(b)  any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of the first Closing by the Company, or in respect of which the Company is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency) and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.
“Maturity Date” is defined in the first paragraph of each Note.
“MFL Financial Covenant” means any covenant (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that requires the Company or any Subsidiary to (i) maintain any level of financial performance (including any specified level of net worth, total assets, cash flows or net income, however expressed), (ii) maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth, however expressed), (iii) to maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow or income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness, however expressed) or (iv) not to exceed any maximum level of indebtedness, however expressed; provided, however, that, for the avoidance of doubt, no borrowing base requirement or covenants, however expressed, shall constitute an MFL Financial Covenant.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Most Favored Lender Notice” means a written notice from the Company to each of the holders of the Notes delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in a Specified Credit Facility (including by way of amendment or other modification of any existing provision thereof), pursuant to Section 9.11 by a Senior Financial Officer of the Company in reasonable detail, including reference to Section 9.11, a verbatim statement of such Additional Covenant (including any defined terms used therein).
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners.

“Non‑U.S. Plan” means any non‑governmental plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes” is defined in Section 1.1.
“Obligors” means, collectively, the Company and the Subsidiary Guarantors.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs can be found at http://www.treasury.gov/resource‑center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Company Merger” is defined in Section 8.8.
“Permitted Company Merger Effective Date” is defined in Section 8.8.
“Permitted Convertible Note Hedge” means one or more call options, capped call options, call spread options or similar option transactions purchased by the Company to hedge its exposure with respect to the issuance and delivery of its obligations upon conversion of Convertible Debt not prohibited by the Bank Credit Agreement or any Replacement Facility.
“Permitted Liens” means
(a)  Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;
(b)  Liens of clearing agencies, broker‑dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing;

(c)  Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money);
(d)  Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations;
(e)  Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co‑insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;
(f)  Liens arising out of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (j) of Section 11;
(g)  customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations;
(h)  Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;
(i)  Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder);
(j)  precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder; and
(k)  Liens incurred in connection with any Hedging Agreement in the ordinary course of business and not for speculative purposes.

“Permitted Manager Merger” is defined in Section 8.8.
“Permitted Merger” is defined in Section 8.8.
“Permitted Merger Transactions” means any Permitted Merger and any related transactions necessary or reasonably desirable (as determined by the Company in good faith) to effectuate or evidence such Permitted Merger.
“Permitted SBIC Guarantee” means a guarantee by the Company of SBA Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form; provided that the recourse to the Company thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that it shall be a breach of Section 10.10 if any such event or condition giving rise to such recourse occurs).
“Permitted Warrant” means any warrant or warrants to purchase Equity Interests of the Company issued by the Company substantially concurrently with a call spread option or similar option transaction of which a Permitted Convertible Note Hedge comprised a part.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio.
“Prepayment Premium” (i) is defined in Section 8.6 with respect to any Series 2022A Note and (ii) is set forth in the applicable Supplement with respect to any other Series or tranche of Additional Notes.
“Private Placement Agent” means any company organized as a “broker” or “dealer” (as each such term is defined in Section 3(a) (4) and (5), respectively, of the Exchange Act) of recognized national standing regularly engaged as an intermediary in the placement or sale to and among Institutional Investors of Indebtedness Securities exempt from registration under the Securities Act.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO)in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over any holder of any Notes, and (e) shall not be subject to confidentiality provisions which would prevent it from being shared with the SVO or any other regulatory authority having jurisdiction over any holder of any Notes.
“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other regulatory authority having jurisdiction over any holder of any Notes from time to time.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2) and any Substitute Purchaser (so long as any such substitution complies with Section 21), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 or as the result of a substitution pursuant to Section 21 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Floating Rate Required Holders in accordance with the Benchmark Replacement Conforming Changes.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York (the “FRBNY”), or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the FRBNY, or any successor thereto.
“Replacement Facility” means at any time on or after the Permitted Company Merger, the primary senior secured credit facility or similar secured loan agreement, if any, to which the Successor Company is a party as borrower and pursuant to which substantially all of the Successor Company’s assets, other than investments in Subsidiaries, are pledged.
“Required Holders” means, at any time,
(a)  prior to the Closing, the Purchasers, and
 (b)  on or after the Closing, the holders of greater than 50.00% in principal amount of each Series of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates or any Portfolio Investment), it being understood that, for purposes of this definition, the Series 2022A Notes shall constitute one Series;
provided, however, that Notes that any Purchaser (other than the Company or any of its Affiliates or any Portfolio Investment) is committed to purchase under this Agreement or any Supplement shall be deemed outstanding and held by such Purchaser for purposes of the determination of Required Holders;
provided, further, however, that Notes that are held by any Sanctioned Holder or with respect to which a Sanctioned Holder is committed to purchase under this Agreement or any Supplement shall be deemed not to be outstanding for purposes of the determination of Required Holders.
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any option, warrant or other right to acquire any such shares of capital stock of the Company.
“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“Sanctioned Holder” means a holder of a Note which is a Blocked Person.
“S&P” means S&P Global Ratings, or any successor thereto.
“SBA” means the United States Small Business Administration.
“SBIC Equity Commitment” means a commitment by the Company to make one or more capital contributions to an SBIC Subsidiary in connection with its incurrence of SBA Indebtedness; provided that such contribution is permitted by Section 10.2(d).
“SBIC Subsidiary” means any Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its Equity Interest in the SBIC Subsidiary) of the Company licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) and which is designated by the Company (as provided below) as an SBIC Subsidiary, so long as
(a)  no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any Obligor (other than a Permitted SBIC Guarantee), (ii) is recourse to or obligates any Obligor in any way (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee), or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness, and
(b)  no Obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Company shall be effected pursuant to a certificate of a Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.
“SEC” means the Securities and Exchange Commission.
“Section 8.8 Proposed Prepayment Date” is defined in Section 8.8(b).
“Section 8.9 Proposed Prepayment Date” is defined in Section 8.9(b).
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” means, collectively, (a) the guarantee and security agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the guarantee and security agreement and all other assignments, pledge agreements, security agreements, control agreements and other instruments, mortgages, deeds, certificates, trust agreements or similar documents or agreements executed and delivered by any of the Obligors providing or relating to any collateral security for any of the secured obligations under the Bank Credit Agreement and (b) any similar documents or agreement providing or relating to any collateral security for any of the secured obligations under a Replacement Facility.
“Senior Financial Officer” means the president, chief executive officer, chief financial officer, principal accounting officer, treasurer or comptroller of any Person; provided that, following the Permitted Company Merger, the Senior Financial Officers of the Company shall include the Senior Financial Officers of TCPC.
“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.
“Series 2022A Notes” is defined in Section 1.1 of this Agreement.
“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity or net assets, as applicable, for the Company and its Subsidiaries at such date.
“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” (within the meaning specified in Rule 1‑02(w) of Regulation S‑X, promulgated under the Securities Act) of the Company, excluding any Subsidiary of the Company (a) which is a nonrecourse or limited recourse subsidiary, (b) which is a bankruptcy remote special purpose vehicle, or (c) any Excluded Subsidiary; provided that each Subsidiary Guarantor shall be deemed to be a “Significant Subsidiary.”
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Source” is defined in Section 6.2.

“SPE Subsidiary” means:
(a)  each entity set forth on Schedule 5.4 hereto; and
(b)  any Subsidiary of the Company to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments, Cash or Cash Equivalents, which engages in no material activities other than in connection with the purchase or financing of such assets and other Investments and which is designated by the Company (as provided below) as an SPE Subsidiary, so long as:
(i)  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof;
(ii)  with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms no less favorable in any material respect to such Obligor than those that could reasonably be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets; and
(iii)  to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings.
Any such designation by the Company shall be effected pursuant to a certificate of a Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.  Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.
“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest; provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors.
“Specified Credit Facility” means any Material Credit Facility that is unsecured and in respect of which the Company is a borrower or guarantor entered into, in the case of the Company, after the Closing or, in the case of the Permitted Company Successor, after the date of the Permitted Company Merger, provided that in no event shall the amending, restating, amending and restating, supplementing, extending, renewing, refinancing, substituting or otherwise modifying or replacing of a Material Credit Facility entered into by the Company on or prior to the Closing or by the Permitted Company Successor on or prior to the date of the Permitted Company Merger cause such Material Credit Facility to become a Specified Credit Facility.

“Standard Securitization Undertakings” means, collectively, (a) customary arm’s‑length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors or loan obligors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable or loan securitizations.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Excluded Subsidiary. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty or a joinder thereto.
“Subsidiary Guaranty” is defined in Section 9.7(a).
“Substitute Purchaser” is defined in Section 21.
“Successor Company” is defined in Section 8.8.
“Successor Manager” is defined in Section 8.8.
“Supplement” is defined in Section 2.2.
“SVCP” means Special Value Continuation Partners LLC, a Delaware limited liability company and wholly-owned Subsidiary of TCPC.

“SVO” means the Securities Valuation Office of the NAIC.
“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Tax Blocker Subsidiaries” means (a) any wholly‑owned Subsidiary of the Company from time to time designated in writing by the Company to the holders of the Notes as a “Tax Blocker Subsidiary;” provided that at no time shall any Tax Blocker Subsidiary hold any assets other than one or more Investments.
“TCPC” means BlackRock TCP Capital Corp., a Delaware corporation.
“Term SOFR” means, for the Corresponding Tenor, the forward‑looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Date” is defined in Section 7.1
“tranche” means all Notes of a Series having the same maturity, interest rate, currency and schedule for mandatory prepayments.
“Tranche A Notes” is defined in Section 1.
“Tranche B Notes” is defined in Section 1.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“U.S. Plan” is defined in Section 5.12.
“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.
“Value” means, with respect to any Portfolio Investment, the value as determined in accordance with the Investment Company Act.
“Wholly‑Owned Subsidiary” means, at any time, any subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly‑Owned Subsidiaries at such time.

EXHIBIT B

Exhibit T to Master Note Purchase Agreement

(Form of Assumption Agreement)

[Intentionally Omitted].

EXHIBIT C

Exhibit U to Master Note Purchase Agreement

(Form of Acknowledgement of Guaranty)

[Intentionally Omitted].

EXHIBIT D

First Addendum to Tranche A Notes

[Intentionally Omitted].